Exhibit 3.38

OPERATING AGREEMENT

of

HARRAH’S SHREVEPORT/BOSSIER CITY INVESTMENT

COMPANY, LLC

i

5.9	MEETINGS	23

5.10	WAIVER OF NOTICE	23

5.11	ADJOURNED MEETINGS AND NOTICE THEREOF	23

5.12	ADMISSION OF NEW MEMBERS	24

5.13	COMPANY ACTION BY MEMBERS	24

5.14	COMPLIANCE WITH LOAN DOCUMENTS	25

5.15	DOWNS AUTHORIZED REPRESENTATIVE	25

ARTICLE VI. TRANSFER OF MEMBERS’ INTERESTS		26

6.1	TRANSFER OF MEMBERS’ INTERESTS	26

6.2	NO TRANSFER PERMITTED UNDER CERTAIN CIRCUMSTANCES	26

6.3	PERMITTED TRANSFEREES	26

6.4	SUBSTITUTION OF PLEDGEE	28

ARTICLE VII. REPRESENTATIONS AND WARRANTIES BY MEMBERS		28

ARTICLE VIII. DEFAULTING MEMBER		31

8.1	EVENTS OF DEFAULT	31

8.2	REMEDIES AND PURCHASE RIGHT	32

8.3	PAYMENT OF PURCHASE PRICE	33

8.4	CLOSING	33

8.5	GOVERNMENT APPROVAL	34

ARTICLE IX. RIGHT TO PURCHASE CROSS FREEWAY PARCEL		34

9.1	RIGHT TO PURCHASE AT APPRAISED VALUE	34

9.2	RIGHT OF FIRST OFFER	34

9.3	PAYMENT OF CROSS FREEWAY PARCEL PURCHASE PRICE AND CONVEYANCE OF THE CROSS FREEWAY PARCEL	35

ARTICLE X. APPRAISAL		35

10.1	APPRAISAL	35

ARTICLE XI. PUT AND CALL		37

11.1	PUT OPTION	37

11.2	CALL OPTION	37

11.3	CLOSING	37

ARTICLE XII GENERAL SALE PROVISIONS		38

12.1	APPLICATION OF SALE PROVISIONS	38

12.2	DEFINED TERMS	38

12.3	OBLIGATIONS OF VENDOR	38

12.4	RELEASE OF GUARANTEES ETC.	39

12.5	DELIVERIES TO VENDOR	40

12.6	REPAYMENT OF DEBTS	40

12.7	ADJUSTMENT OF PURCHASE PRICE	40

12.8	NON-COMPLETION BY VENDOR	41

12.9	RESTRICTIONS ON BUSINESS	41

12.10	CONSENTS	41

ARTICLE XIII. NET PROFITS AND NET LOSSES		41

13.1	NET PROFITS AND NET LOSSES	41

13.2	ALLOCATIONS OF DEDUCTIONS	43

13.3	SPECIAL ALLOCATIONS	43

13.4	CURATIVE ALLOCATIONS	44

13.5	ASSIGNMENTS	44

13.6	FEDERAL INCOME TAX	45

ARTICLE XIV. DISTRIBUTIONS		45

14.1	OPERATING DISTRIBUTIONS	45

14.2	DISTRIBUTIONS FROM SALE OR REFINANCING	46

ARTICLE XV. ACCOUNTING AND RECORDS		46

15.1	RECORDS AND ACCOUNTING	46

15.2	ACCESS TO ACCOUNTING RECORDS	46

15.3	ANNUAL TAX INFORMATION	47

15.4	ACCOUNTING METHOD	47

15.5	AUDIT	47

15.6	TAX MATTERS MEMBER	47

15.7	FEDERAL INCOME TAX ELECTIONS	47

ARTICLE XVI. DISSOLUTION OF THE COMPANY AND TERMINATION OF A MEMBER INTEREST		47

16.1	DISSOLUTION	47

16.2	LIQUIDATION	48

16.3	TERMINATION	48

16.4	DISTRIBUTION ON LIQUIDATION AND TERMINATION	48

ARTICLE XVII. LIABILITY, EXCULPATION INDEMNIFICATION AND INSURANCE		50

17.1	LIABILITY	50

17.2	EXCULPATION	50

17.3	DUTIES AND LIABILITIES OF MEMBERS	51

17.4	INDEMNIFICATION	51

17.5	EXPENSES	52

17.6	INSURANCE	52

17.7	OTHER INDEMNITIES	52

17.8	INDEMNITY PROCEDURES	53

17.9	MITIGATION	54

17.10	PAYMENT	54

ARTICLE XVIII. MISCELLANEOUS PROVISIONS		54

18.1	TIME IS OF THE ESSENCE	54

18.2	DEFAULT INTEREST RATE	54

18.3	COUNTERPARTS	54

18.4	EXECUTION BY FACSIMILE	55

18.5	FORCE MAJEURE	55

18.6	COMPLETE AGREEMENT	55

18.7	AMENDMENTS	55

18.8	GOVERNING LAW	55

18.9	CONSENT TO JURISDICTION	55

18.10	WAIVER OF JURY TRIAL	56

18.11	HEADINGS	56

18.12	SEVERABILITY	56

18.13	EXPENSES	56

18.14	SUCCESSORS AND ASSIGNS	56

18.15	COMPLIANCE WITH LAWS	57

18.16	COMPLIANCE WITH OTHER AGREEMENTS	58

18.17	GAMING AUTHORITY	58

18.18	OTHER LICENSING REQUIREMENTS	58

18.19	LENDER SUITABILITY	58

18.20	PROHIBITED PAYMENTS	59

18.21	SECURITIES LAW REQUIREMENTS	59

18.22	FAILURE TO PURSUE REMEDIES	60

18.23	CUMULATIVE REMEDIES	60

18.24	APPLICATION OF GAMING REGULATIONS	60

ARTICLE XIX. PUBLICITY, CONFIDENTIALITY AND NON-USE		60

19.1	PUBLICITY	60

19.2	DISCLOSURE OF PROPRIETY INFORMATION	60

19.3	USE OF PROPRIETARY INFORMATION	61

19.4	DESTRUCTION OR RETURN OF CONFIDENTIAL INFORMATION	61

19.5	EXCEPTION	61

19.6	SURVIVAL	61

v

ARTICLE XX. NOTICES		62

ARTICLE XXI. HOLDING ENTITY REOUIREMENTS		63

21.1	MEMBER STOCK RESTRICTIONS	63

21.2	REMOTE HOLDING ENTITY STOCK RESTRICTION	64

ARTICLE XXII. OFF TRACK WAGERING		64

22.1	EXCLUSIVE RIGHTS REGARDING OTW FACILITIES	64

22.2	RIGHTS REGARDING OTW FACILITIES	65

22.3	TERMS OF LICENSING	65

22.4	COVENANT NOT TO COMPETE	65

ARTICLE XXIII. CONTRIBUTION OF SHREVEPORT FACILITY		66

23.1	SHREVEPORT CONTRIBUTION	66

EXHIBITS

EXHIBIT A.	MEMBERS

EXHIBIT B.	LOCATION OF RACE TRACK CASINO AREA

EXHIBIT C.	FORM OF PROVISION FOR LOAN DOCUMENTS

EXHIBIT D-l.	HEI FORM OF REDEMPTION PROVISIONS TO BE INCLUDED IN HOLDING ENTITY ARTICLES OF INCORPORATION OR OTHER FORMATIVE DOCUMENTS

EXHIBIT D-2	DOWNS FORM OF REDEMPTION PROVISIONS TO BE INCLUDED IN HOLDING ENTITY ARTICLES OF INCORPORATION OR OTHER FORMATIVE DOCUMENTS

EXHIBIT E.	FORM OF SECURITY LEGEND REQUIRING PARTNERSHIP AGREEMENT TRANSFER RESTRICTION AND REDEMPTION REQUIREMENTS

EXHIBIT F.	LEGAL DESCRIPTION OF CROSS FREEWAY PARCEL

EXHIBIT G.	LEGAL DESCRIPTION OF SHREVEPORT LAND

EXHIBIT H.	LEGAL DESCRIPTION OF RACE TRACK FACILITY

EXHIBIT I-1.	GAMING TAXES, FEES AND OTHER IMPOSITIONS AS OF THE DATE OF THIS AGREEMENT

EXHIBIT I-2.	FEES AND PURSES PAID TO HORSEMEN AND ADMISSION FEES AND OTHER IMPOSITIONS AS OF THE DATE OF THIS AGREEMENT

OPERATING AGREEMENT OF

HARRAH’S SHREVEPORT/BOSSIER CITY INVESTMENT COMPANY, LLC

This Operating Agreement is made and entered into as of December 20, 2002, by and among Downs Entertainment Group-1, L.L.C., a Louisiana limited liability company (“DEG-1”), Downs Entertainment Group-2, L.L.C., a Louisiana limited liability company (“DEG-2”). Harrah’s Shreveport/Bossier City Holding Company, LLC, a Delaware limited liability company (“Managing Member”). Harrah’s Shreveport Management Company, LLC, a Nevada limited liability company (“Shreveport Manager”) and Harrah’s Shreveport Investment Company, a Nevada limited liability company (“HSIC”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the intention of being bound by this Agreement, the Members agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Definitions.

The following defined terms are used in this Agreement:

“Act” shall mean the Delaware Limited Liability Company Act.

“Affiliate” shall mean, when used with reference to a specific Person:

(a) the specified Person’s spouse, father, mother, son, daughter, brother, sister, grandchild, uncle, aunt, nephew or niece;

(b) any Person who is an officer, partner, manager, member or trustee of, or serves in a similar capacity with respect to, the specified Person;

(c) any partnership, limited liability company, corporation, trust or other entity of which the specified Person is a partner, officer, manager, member, trustee or serves in a similar capacity or is directly or indirectly the owner of a partnership interest, limited liability company interest, any portion of a class of equity securities (in the case of publicly held securities, any portion of a class of such securities aggregating at least five percent (5%) of such securities), or in which such Person has a beneficial interest;

(d) any Person (or any officer, partner, manager, member or trustee, or, or who serves in a similar capacity with respect to such Person) that directly or indirectly through one or more intermediaries Controls or is Controlled by or under common Control with such specified Person, and/or

(e) when used in reference to any of the Members, any Person that directly or indirectly through one or more intermediaries Controls or is Controlled by our is under common Control with any one or more of the beneficial owners of such Member.

“Agreement” shall mean this Operating Agreement as amended or restated from time to time.

“AICPA Guide” shall mean the Audit and Accounting Guide for the Audit of Casinos as most recently published by the American Institute of Certified Public Accountants as of the date of any reference thereto.

“Appraisal” shall have the meaning given in Section 10.1(a)(ii)(B)(IV).

“Call Option” shall have the meaning given in Section 11.2.

“Capital Account” shall mean the capital account maintained for such Member in accordance with Section 4.2 of this Agreement.

“Capital Contribution” shall mean, with respect to any Member, the aggregate amount of cash and the initial Gross Asset Value of property (other than cash) contributed to the Company with respect to such Member’s Member Interest including, without limitation, initial capital pursuant to Section 4.1(a) and additional capital and Priority Capital pursuant to Section 4.1(b).

“Capital Disparity” shall have the meaning given in Section 13.1(c)(ii)(B).

“Cash Available For Distribution” shall mean the total cash revenues generated by the Company’s operations (excluding proceeds from the sale (including voluntary sale, destruction or condemnation) or refinancing of Company assets), and cash distributions to the Company from its Subsidiaries less all cash expenditures of the Company (including principal and interest due with regard to the Harrah’s Loan) and less any contractually required or other amount to be set aside for reserves expressly permitted under this Agreement or the Management Agreements.

“Certificate” shall mean the certificate of formation of the Company and any and all amendments thereto and restatements thereof filed on behalf of the Company with the Secretary of State of the State of Delaware pursuant to the Act.

“Claims” means any and all Claims (including any Claim for attorneys’ fees and/or other professional fees, costs and expenses), demands, obligations, duties, judgments, liabilities, damages, expenses, indebtedness, debts, breaches of contract, duty or relationship, acts, omissions, misfeasance, malfeasance, causes of action, sums of money, accounts, compensation, contracts, controversies, promises, damages, costs, losses and remedies therefor, choses in action, rights of indemnity or liability of any type, kind, nature, description or character whatsoever, and irrespective of how, why or by reason of what facts, whether known or unknown, suspected or unsuspected, whether heretofore now existing or hereafter arising, whether liquidated or unliquidated.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. A reference to a specific section of the Code refers not only to such specific section but also to any corresponding provision of any federal tax statute enacted after the date hereof as such specific section or corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.

“Company” shall mean the limited liability company formed pursuant to this Agreement and the Act, as evidenced by the Certificate.

“Confidential Information” shall have the meaning given in Section 19.2.

“Construction Management Agreement” shall mean that certain Construction Management Agreement entered into by and between HBCIC and HOCI of even date herewith.

“Continuing Liabilities” shall mean any of:

(a) any Debt of the Company Guaranteed by a Member;

(b) liability of a Member for any unpaid loan made by the Company to a Member;

(c) a Member’s obligation to pay to the Company its negative Capital Account under Section 16.4;

(d) any indemnity, defense or hold harmless obligations of a Member under Section 17.7;

(e) any warranties and representations of a Member under Article VII; and

(f) the confidentiality obligations of a Member under Article XIX.

“Contributing Member” shall have the meaning given in Section 4.1(b)(iii).

“Control” shall mean the ability, whether by the direct or indirect ownership of an equity interest, by contract or otherwise, to:

(a) in the case of a corporation, elect a majority of the directors of a corporation;

(b) in the case of a partnership, select the managing partner of a partnership, or direct the votes of the partner or partners with authority to make decisions on behalf of the partnership;

(c) in the case of a limited partnership, select or direct the votes of, the sole general partner, all of the general partners to the extent that each has management control and authority, or the managing general partner or managing general partners thereof;

(d) in the case of a limited liability company, select or direct the votes of the managing member of a limited liability company or direct the votes of the member with authority to make decisions on behalf of the limited liability company; and

(e) otherwise, the power to select, or the power to remove and select, a majority of the those Persons exercising governing authority over an entity.

“Controls” and “Controlled” shall have correlative meanings to “Control.”

“Covered Person” shall mean any Member, any Affiliate of a Member or any officers, directors, shareholders, partners, employees, representatives or agents of a Member or their respective Affiliates, or any employee or agent of the Company or its Affiliates.

“Cross Freeway Parcel” shall mean the real property described on Exhibit F attached hereto and by this reference incorporated herein.

“Cross Freeway Parcel Purchase Price” shall have the meaning given in Section 9.1.

“Date of Closing” shall have the meaning given in Section 12.2.

“Debt” shall mean, in relation to any Person:

(a) all indebtedness of such Person for borrowed money, including obligations with respect to bankers’ acceptances;

(b) all indebtedness of such Person for the deferred purchase price of property or services represented by a note or other security;

(c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person;

(d) all obligations under leases which shall have been or should be, in accordance with GAAP, consistently applied (but subject to periodic change due to the issuance of pronouncements by the FASB, SEC and other accounting rule-making bodies from time to time) recorded as capital leases in respect of which such Person is liable as lessee;

(e) all reimbursement obligations in respect of letters of credit issued at the request of such Person; and

(f) all Debt Guaranteed by such Person.

“Debt Guaranteed” by any Person shall mean all Debt of the kinds referred in (a) through (e) of the definition of Debt which is directly or indirectly guaranteed by such Person, or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire, or in respect of which such Person has otherwise assured or agreed to indemnify a creditor against loss.

“Defaulting Member” shall have the meaning given in Section 8.1.

“DEG-1” shall have the meaning given in the preamble.

“DEG-2” shall have the meaning given in the preamble.

“Depreciation” shall mean, for each year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period; provided, however, that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; and provided further that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value, using any reasonable method selected by the Tax Matters Member. This definition of “Depreciation” shall not be applicable to the calculation of EBITDA.

“Disclosing Party” shall have the meaning given in Section 19.4.

“Disproportionate Losses” shall have the meaning given in Section 13.1(b).

“Disqualified Buyer” shall mean any Person:

(a) who is a competitor of HEI or any of its Affiliates in the gaming business;

(b) who, at any time in the five (5) year period preceding any reference hereto has been involved in any litigation with HEI or any of its Affiliates that is disclosed or required to be disclosed in any annual or quarterly filings of HEI with the SEC;

(c) who is more than one-third directly or indirectly owned or Controlled by any Person described in (a) or (b) above;

(d) as to whom there has been an Unsuitability Determination; or

(e) who would cause a License Impairment Event or a Loss of License Event.

“Distributions” shall mean all distributions or other payments to Members by the Company of cash, or the Gross Asset Value of any Company asset other than cash (determined net of any liabilities secured by such asset that the distributee is considered to assume or take subject to and determined consistently with Code Section 752(d) and without regard to Code Section 770 l(g)) distributed to Members.

“Docking Fee” shall mean the monthly fee of One Hundred Twenty Five Thousand Dollars ($125,000) payable by Grand Palais Riverboat, Inc. to Louisiana Downs, Inc. pursuant to that certain Amended and Restated Docking Agreement dated as of August 6, 1996 between Grand Palais Riverboat, Inc. and Louisiana Downs, Inc.

“Downs” shall mean DEG-1 and DEG-2, individually and collectively.

“Downs Authorized Representative” shall have the meaning given in Section 5.15(a).

“Downs Members” shall mean James W. Davis, Christopher G. Campbell, E.R. (“Chip”) Campbell, III, John S. Turner, Jr., William C. Windham and Mark A. Roberts.

“Downs Member Interests” shall have the meaning given in Section 6.3.

“EBITDA” shall mean, for any period, the consolidated Net Income of the Company and its Subsidiaries for such period adjusted to add thereto (to the extent deducted in determining Net Income for such period), without duplication, the sum of (i) Interest Expense, (ii) income taxes (excluding any state and local gaming fees, charges or taxes), and (iii) depreciation and amortization expense as reported in the consolidated income statement of the Company and its Subsidiaries.

“Enterprise Value” shall mean eight (8) times the Company’s twelve (12) month trailing EBITDA.

“Event of Default” shall have the meaning given in Section 8.1.

“First Appraiser” shall have the meaning given in Section 10.1(a)(ii)(B).

“First Offer Deadline Date” shall have the meaning given in Section 9.2(a).

“GAAP” shall mean, at any time, accounting principles generally accepted in the United States of America at such time as consistently applied (but subject to periodic change due to the issuance of pronouncements by the FASB, SEC or other accounting rule-making bodies from time to time) by HEI and its Affiliates. Where applicable, such principles shall be consistent with the AICPA Guide.

“Games” shall mean slot machines, pari mutuel wagering, and any other form of wagering that may be authorized from time to time by applicable law and the Gaming Authority.

“Gaming Authority” shall mean the Louisiana Gaming Control Board, the Louisiana State Racing Commission, the Louisiana State Police or any successor governmental authorities established by the State of Louisiana to regulate Games at the Projects.

“Gaming Regulations” means the laws, rules, regulations, and orders applicable to the gaming business of the Company, as in effect from time to time, and the policies, interpretations and administration thereof by the Gaming Authorities.

“Governmental Authorities” shall mean the Gaming Authority, the Nevada Gaming Control Board, the Nevada Gaming Commission, and all other similar authorities governing gaming in states or countries in which Managing Member currently conducts or in the future may conduct gaming operations.

“Gross Asset Value” shall mean, with respect to any Company asset, such asset’s adjusted basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as agreed to by the Managing Member and the contributing Member, it being understood and agreed that the value of the Shreveport Contribution shall be the amount indicated on Exhibit A hereto as of the date hereof;

(b) the Gross Asset Value of all Company assets shall be adjusted to equal their respective fair market values, as reasonably determined by the Managing Member, immediately prior to:

(i) the acquisition of an interest in the Company by a new or existing Member in exchange for more than a de minimis Capital Contribution;

(ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for such Member’s Member Interest; and

(iii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-l(b)(2)(ii)(g);

provided, however, that adjustments pursuant to clause (ii) of this sentence shall be made if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.

(c) the Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution, as determined pursuant to Article X.

If the Gross Asset Value of an asset has been determined or adjusted pursuant to this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

“Harrah’s Loan” shall mean that certain loan evidenced by the Harrah’s Loan Documents.

“Harrah’s Loan Documents” shall mean that certain Loan Agreement of even date herewith entered into by and between the Company and HOCI, and any other documents evidencing or securing the Harrah’s Loan, including without limitation, a mortgage, promissory note and pledge agreement.

“Harrah’s Shares” shall have the meaning given in Section 6.3(c).

“HBCIC” shall mean Harrah’s Bossier City Investment Company, LLC, a single member Delaware limited liability company, and a Subsidiary of the Company.

“HEI” shall mean Harrah’s Entertainment, Inc., a Delaware corporation.

“HOCI” shall mean Harrah’s Operating Company, Inc., a Delaware corporation.

“Holding Entity” shall mean each entity owning a direct ownership interest in a Member; and other each entity that is either Controlled by, under common Control with, or Controlling, such Member.

“HSIC” shall have the meaning given in the preamble.

“Indemnifying Person” shall have the meaning given in Section 17.8.

“Interest Expense” means, for any period, the aggregate amount (without duplication) of interest expensed in accordance with GAAP during such period in respect of all indebtedness of the Company and its Subsidiaries.

“License Impairment Event” shall mean an event in which any Member, as a result of a communication or action by the Gaming Authority, reasonably believes in good faith, that the Gaming Authority is likely to:

(a) fail to license and/or approve the Company to own and operate the Projects or Other Projects;

(b) grant a required gaming licensing and/or approval only upon terms and conditions which are unacceptable to the Company;

(c) significantly delay the licensing and/or approval of the Company for the Projects or Other Projects; or

(d) revoke any existing license and/or approval of the Company;

in each case due to concerns of any aspect of the suitability of a particular Member or its members.

“Loss of License Event” means any denial, revocation, suspension (for a period in excess of three (3) days) or non-renewal of any Project License, whether resulting from any judicial or administrative proceeding, or otherwise, and which results, directly or indirectly, from any act or omission of, or ineligibility to hold a Project License by, Downs or its Affiliates, including, without limitation, the commission of any crime or other act deemed inconsistent with the holding of a Project License, or the association or affiliation with Unsuitable Persons or entities, whether or not the allegations with respect thereto are true in fact. No Loss of License Event shall be deemed to have occurred so long as proceedings with respect thereto are being contested with due diligence and in good faith by Downs, or the person or entity affected thereby so long as, during the pendency of such proceedings or non-renewal or surrender process, the Projects are able to continue gaming operations on an uninterrupted basis. Notwithstanding the foregoing, a Loss of License Event shall be deemed to have occurred even if additional rights of appeal or contest may be available if, as a result of any such action, (i) gaming operations by the Projects are prohibited; or (ii) gaming operations of the Projects are materially restrained, limited or restricted in a manner materially adverse to the Projects’ operations for a period longer than thirty (30) days. Notwithstanding any of the foregoing, a Loss of License Event shall not be deemed to have occurred if such loss of license or authorization is caused by the acts or omissions of Managing Member or any Affiliate of Managing Member.

“Management Agreements” shall mean the Race Track Management Agreement and the Shreveport Management Agreement, collectively.

“Managing Member” shall have the meaning given in the preamble.

“Members” shall mean (i) DEG-1, DEG-2, the Managing Member, HSIC and the Shreveport Manager, (ii) any new Members admitted pursuant to Section 5.12, and (iii) any Permitted Transferees of any such Member.

“Member Interest,” shall mean a Member’s ownership interest in the Company, including the Member’s Percentage Interest. The Members’ initial Percentage Interests are set forth on Exhibit A hereto.

“Net Income” means, with respect to the Company and its Subsidiaries, for any period, the consolidated net income (or loss) (determined in accordance with GAAP) for such period, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication) all gains or losses which are either extraordinary (as determined in accordance with GAAP) or are either unusual or nonrecurring (including from the sale of assets outside of the ordinary course of business or from the issuance or sale of capital stock).

“Net Profits and Net Losses” shall mean, for each taxable year or other period, an amount equal to the Company’s taxable income or loss for such taxable year or other period, determined in accordance with Code Section 703(a) (including, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(l)), with the following adjustments:

(a) any income of the Company exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Code Section 705(a)(2)(B) (or treated as such pursuant to Treasury Regulation Section 1.704-l(b)(2)(iv)(i)) and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(c) in the event the Gross Asset Value of any Company asset is adjusted in accordance with the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses;

(d) gain or loss resulting from the taxable disposition of any Company asset shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value; and

(e) depreciation, amortization and other cost recovery deductions shall be computed in accordance with the definition of “Depreciation.”

“Non-Contributing Member” shall have the meaning given in Section 4.1(b)(iii).

“Notice of First Offer” shall have the meaning given in Section 9.2(a).

“Other Projects” shall mean gaming facilities owned by the Managing Member or any Affiliate of Managing Member, other than the Projects.

“OTW Facility” shall have the meaning given in Section 22.1.

“Parties” shall mean the parties to this Agreement, and “Party” shall mean any of them.

“Percentage Interest” shall mean a Member’s share of the Net Profits, Net Losses and Distributions, as provided herein.

“Permitted Downs Transferee” shall mean, in the case of a particular Downs Member:

(a) another Downs Member;

(b) an inter vivos family or testamentary trust for the benefit of any Downs Member, his spouse, children or grandchildren so long as such Downs Member is the trustee of such trust with the power to act on behalf of and control the actions of such trust;

(c) any Permitted Harrah’s Transferee; and/or

(d) an inter vivos family or testamentary trust for the benefit of any Downs Member, his spouse, children or grandchildren where such Downs Member is not the trustee of such trust; provided, however, that such a “Permitted Downs Transferee” shall only have the right to share in Net Profits and Net Losses and receive Distributions from the Company and shall not have other rights provided by this Agreement or applicable law to a Member in the Company and associated with a Member Interest, including without limitation (i) the right to vote with respect to, or participate in, the management of the Company or any other matters pertaining to the Company or this Agreement, (ii) the right to participate in any additional Capital Contributions pursuant to Article IV or otherwise, or (iii) except as specifically provided in this Agreement or required under the Act, any right to information concerning the business and affairs of the Company.

“Permitted Harrah’s Transferee” shall mean:

(a) an entity, all of the voting securities or other ownership interests of which are owned by or which are Controlled by HEI or one or more of its wholly owned Affiliates, free and clear of any agreement or any option or right capable of becoming an agreement entitling any other Person (other than a Permitted Downs Transferee) to acquire such voting securities or other ownership interests in whole or in part;

(b) any Person who acquires debt or equity securities of HEI by trade conducted via the New York Stock Exchange;

(c) any Person who acquires all or a substantial portion of the assets of HEI and its Affiliates; and/or

(d) any Permitted Downs Transferee.

“Permitted Transferee” shall mean, in the case of Downs, a Permitted Downs Transferee, and in the case of the Managing Member (and HBCIC and the Shreveport Manager upon them becoming Members), any Permitted Harrah’s Transferee.

“Person” shall mean any individual, partnership, limited partnership, limited liability company, corporation, unincorporated association, joint venture, trust, governmental entity or other entity.

“Place of Closing” shall have the meaning given in Section 12.2.

“Pledge Agreement” shall mean that certain Member Interest Pledge and Security Agreement of even date herewith, entered into among Downs, HOCI and the Company.

“Prime Rate” shall mean the prime rate of interest published in the Wall Street Journal, adjusted monthly on the first weekday of every month, or, if such rate shall cease to be published, an equivalent published rate of interest as determined by the Managing Member.

“Priority Capital” shall have the meaning given in Section 4.1(b)(ii).

“Preferred Return on Unreturned Priority Capital” shall mean a preferred return equal to the Prime Rate from time to time, plus three percent (3%) per annum, compounded annually, on the Members’ respective amounts of Unreturned Priority Capital.

“Project License” means any gaming license or authorization for the Projects or the Other Projects or their operations.

“Projects” shall mean the Race Track Facility and the Shreveport Facility, collectively.

“Purchase Price” shall have the meaning given in Section 12.2.

“Purchased Interest” shall have the meaning given in Section 12.2.

“Purchaser” shall have the meaning given in Section 12.2.

“Put-Call Date” shall mean the date that is one (1) year after the earlier of (i) maturity of the Harrah’s Loan or (ii) voluntary repayment in full of the Harrah’s Loan (excluding a voluntary repayment that occurs pursuant to a refinancing of the Harrah’s Loan).

“Put/Call Price” shall have the meaning given in Section 11.1.

“Put/Call Value” shall mean the Enterprise Value less the principal amount of Debt of the Company; provided that the Debt to be deducted in determining Put/Call Value shall (i) include any outstanding balance then due under the Harrah’s Loan and (ii) exclude any Debt incurred on or after the date hereof to finance capital expenditures for the Projects unless and until such time as the facilities financed by such Debt have been completed and have been in service for at least twelve (12) months.

“Put Option” shall have the meaning given in Section 11.1.

“Qualified Appraiser” shall have the meaning given in Section 10.1(a)(ii)(D).

“Race Track” shall mean the Race Track Area and the Louisiana Downs Race Track facility and all other improvements located on the Race Track Area.

“Race Track Area” shall mean the real property described on Exhibit H attached hereto and by this reference incorporated herein but excluding therefrom the Race Track Casino Area.

“Race Track Casino” shall mean the Race Track Casino Area and the slot machine gaming facility to be constructed thereon and any other improvements on the Race Track Casino Area.

“Race Track Casino Area” shall mean the location described on Exhibit B attached hereto and by this reference incorporated herein or such other location as shall be designated by HBCIC.

“Race Track Casino Budget” shall mean a line item budget of hard costs and soft costs for the design, construction, furnishing, equipping and opening of the Race Track Casino.

“Race Track Casino Opening Date” shall mean the first day on which (i) slot machines are first operated for the general public by the Company from the Race Track Casino, and (ii) a revenue-paying customer is admitted to the Race Track Casino.

“Race Track Facility” shall mean the Race Track and the Race Track Casino, collectively.

“Race Track Management Agreement” shall mean that certain Bossier City Management Agreement of even date herewith, entered into between HBCIC and Harrah’s Bossier City Management Company, LLC for the management of the Race Track Facility.

“Receiving Party” shall have the meaning given in Section 19.4.

“Redemption Date” shall mean the earlier of (a) fifteen (15) days after a Defaulting Member has received written notice from a non-defaulting Member of the occurrence of the Event of Default under Section 8.1(f) or 8.1(g) and (b) the date mandated by any Governmental Authorities or Gaming Regulations for redemption of an ownership interest of an Unsuitable Party.

“Red River Partnership” shall mean Red River Entertainment of Shreveport Partnership in Commendam, a Louisiana partnership.

“Regulations” shall mean income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” shall have the meaning given in Section 13.4.

“Sale Transaction” shall have the meaning given in Section 12.2.

“SEC” shall mean the United States Securities and Exchange Commission or its successor.

“Second Appraiser” shall have the meaning given in Section 10.1 (a)(ii)(B)(I).

“Shreveport Contribution” shall have the meaning given in Section 23.1.

“Shreveport Contribution Parties” shall mean the Company, HBCIC, Shreveport Manager, Red River Partnership and HSIC.

“Shreveport Facility” shall mean the Shreveport Land and all improvements on the Shreveport Land. The Shreveport Facility is commonly known as Harrah’s Shreveport Hotel & Casino.

“Shreveport Land” shall mean the real property described on Exhibit G attached hereto and by this reference incorporated herein.

“Shreveport Management Agreement” shall mean that certain Shreveport Management Agreement of even date herewith, entered into between Red River Partnership and Harrah’s Shreveport Management Company, LLC for the management of the Shreveport Facility.

“Shreveport Manager” shall have the meaning given in the preamble.

“Subsidiaries” shall mean any entity Controlled by the Company.

“Tax Matters Member” shall mean Managing Member, or any other Member hereafter appointed by the Managing Member.

“Term” shall have the meaning given in Section 2.3.

“Third Appraiser” shall have the meaning given in Section 10.1(a)(ii)(B)(II).

“Third Party Purchaser” shall have the meaning given in Section 9.2(a).

“Time of Closing” shall have the meaning given in Section 12.2.

“Transfer” shall mean a gift, sale, transfer, assignment, hypothecation, pledge (excluding the pledge under the Pledge Agreement), encumbrance or any other disposition, whether voluntary or involuntary, by operation of law or otherwise, including, without limitation, any transfer occurring upon or by virtue of the bankruptcy, insolvency or dissolution of a Member; the appointment of a receiver, trustee, conservator or guardian for a Member or his property; pursuant to any loan or security agreement under which any of the Member’s Member Interests are pledged or otherwise serve as collateral, as well as the transfer of any such Member Interest in the event recourse is made to such collateral; or the transfer, directly or indirectly, of any ownership interest in a Member or any Holding Entity.

“Triggering Event” shall have the meaning given in Section 8.2(c).

“Unavoidable Delays” shall have the meaning given in Section 18.5.

“Unreturned Priority Capital” shall, with respect to each Member, equal such Member’s Priority Capital (if any), less amounts that have been returned to such Member under Section 14.1(e).

“Unsuitability Determination” shall mean a determination by the Gaming Authority that a Person is unsuitable to hold or be associated with a Person who holds a license, approval or permit issued by the Gaming Authority.

“Unsuitable Party” shall have the meaning given in Section 8.2(b).

“Unsuitable Person” shall mean any Person with respect to whom an Unsuitability Determination has been made.

“Vendor” shall have the meaning given in Section 12.2.

“Video Draw Poker Operations” shall have the meaning given in Section 22.1.

ARTICLE II.

GENERAL MATTERS

2.1 Formation.

(a) The Company was formed on August 30, 2002 pursuant to the Act. The Members agree that the rights, duties and liabilities of the Members shall be as provided in the Act, except as otherwise provided herein.

(b) Upon execution of this Agreement, Managing Member, DEG-1, DEG-2, HSIC and the Shreveport Manager shall be Members.

(c) The name and mailing address of each Member and the amount contributed to the capital of the Company shall be listed on Exhibit A hereto and by this reference incorporated herein. The Managing Member shall update Exhibit A hereto from time to time as necessary to reflect any adjustments of Percentage Interests pursuant to Section 4.1(d). Any reference in this Agreement to Exhibit A hereto shall be deemed to be a reference to Exhibit A as amended and in effect from time to time.

(d) The Certificate was filed with the Delaware Secretary of State on August 30, 2002 as document number 020550759-3561215. The Members shall execute, deliver and file all amendments to the Certificate and restatements of the Certificate, if so requested by Managing Member.

2.2 Name.

The name of the Company is Harrah’s Shreveport/Bossier City Investment Company, LLC. The business of the Company may be conducted, upon compliance with all applicable laws, under any other name designated by unanimous vote of the Members.

2.3 Term.

The term of the Company commenced upon the filing of the Certificate and shall continue perpetually, unless dissolved in accordance with the provisions of this Agreement (the “Term”).

2.4 Principal Office.

The principal office of the Company in the State of Louisiana shall be at either the Race Track Facility or the Shreveport Facility. The Members may, by unanimous vote, change said principal office at any time from one location to another within or outside the State of Delaware.

ARTICLE III.

PURPOSE

3.1 Purpose.

The purposes of the Company shall be (a) to acquire the Race Track Facility and contribute it to HBCIC and own a one hundred percent (100%) interest in HBCIC, (b) to own a ninety nine percent (99%) interest in Red River Partnership, and (c) to act as managing member of HBCIC and as the general partner of Red River Partnership and to take any and all actions as may be necessary or desirable on behalf of HBCIC and Red River Partnership to operate, develop, finance, construct or expand the Race Track Facility or the Shreveport Facility or any ancillary or related facilities or operations including without limitation any restaurant, hotel or OTW Facility and otherwise conduct their business.

3.2 Powers of the Company.

The Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to or for the furtherance of the purpose set forth in Section 3.1, including, but not limited to:

(a) to conduct its business, carry on its operations, and have and exercise the powers granted to a limited liability company by the Act, in any state, territory, district or possession of the United States, or in any foreign country, that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(b) to acquire by purchase, lease, contribution of property, or otherwise, own, hold, operate, maintain, finance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(c) to enter into, perform and carry out contracts of any kind, including without limitation, contracts with any Member or any Affiliate thereof, or any agent of the Company, necessary to, in connection with, convenient to or incidental to the accomplishment of the purpose of the Company;

(d) to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships (including, without limitation, the power to be admitted as a partner thereof and to exercise the rights and perform the duties created thereby), trusts, limited liability companies (including, without limitation, the power to be admitted as a member or appointed as a manager thereof and to exercise the rights and perform the duties created thereby), or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;

(e) to lend money for any proper purpose, to invest and reinvest its funds, and to take and hold real and personal property for the payment of funds so loaned or invested:

(f) to sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;

(g) to appoint employees and agents of the Company, and define and fix their compensation;

(h) to indemnify any Person in accordance with the Act and to obtain any and all types of insurance;

(i) to cease its activities and cancel the Certificate;

(j) to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Company;

(k) to borrow money and issue evidences of indebtedness, and to secure the same by a mortgage, pledge or other lien on the assets of the Company;

(l) to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other Claims of or against the Company or to hold such proceeds against the payment of contingent liabilities;

(m) to make, execute, acknowledge, and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(n) to own membership interests, stock or partnership interests in Subsidiaries and to direct, manage or control the actions of any such Subsidiaries;

(o) to enter or cause its Subsidiaries to enter into the Management Agreements, the Construction Management Agreement and the Harrah’s Loan Documents; and

(p) to enter into any amendments to the Harrah’s Loan Documents to increase the amount of the Harrah’s Loan to the extent that there are any increases in the Race Track Casino Budget; and

(q) to merge with, or consolidate into, another limited liability company or other business entity.

ARTICLE IV.

CAPITAL

4.1 Capital Contributions and Percentage Interests.

(a) Initial Capital Contributions and Percentage Interests. Each Member has contributed the amount set forth on Exhibit A hereto to the capital of the Company. The agreed value of the Capital Contributions made or deemed to have been made by each Member are set forth on Exhibit A hereto. Each Member’s Percentage Interest shall initially be as set forth on Exhibit A hereto, as such Percentage Interest maybe adjusted pursuant to Section 4.1(d).

(b) Additional Capital Contributions.

(i) Within fifteen (15) days after receiving notice from the Managing Member, the Members shall make additional Capital Contributions to the Company as reasonably needed to pay costs, liabilities or expenses of the Company in accordance with their Percentage Interests.

(ii) Managing Member agrees (A) until such time as one (1) year after the Harrah’s Loan is repaid in full, to advance to the Company all amounts otherwise due from Downs as additional Capital Contributions for operating expenses, and (B) to advance to the Company all amounts otherwise due from Downs as additional Capital Contributions for capital expenditures. Upon the Managing Member making any such advance, the amount advanced by the Managing Member shall be deemed to be priority capital (“Priority Capital”).

(iii) After one (1) year after the Harrah’s Loan is repaid in full, if any Member should fail to make an additional Capital Contribution for operating expenses on or before the date such Capital Contribution is due (any such Member, a “Non-Contributing Member”), the Member(s) who have contributed their respective share of such additional Capital Contribution (any such Member, a “Contributing Member” may advance to the Company an amount equal to the Non-Contributing Member’s additional Capital Contribution, and the total amount so advanced shall be deemed to be Priority Capital.

(c) Status of Capital Contributions.

(i) No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company or otherwise in its capacity as a Member, except for Preferred Return on

Unreturned Priority Capital and except as otherwise specifically provided in this Agreement.

(ii) No Member shall be required to lend any funds to the Company.

(iii) No Member shall have any personal liability for the repayment of any Capital Contribution.

(iv) No Member shall be entitled to the return of its Capital Contribution.

(d) (A) DEG-l’s Percentage Interest in the Company shall be adjusted to one and one half percent (1.5%), (B) DEG- 2’s Percentage Interest in the Company shall be adjusted to six percent (6%), (C) HSIC’s Percentage Interest in the Company shall be adjusted to eighty two and one-tenth percent (82.1%), (D) the Shreveport Manager’s Percentage Interest in the Company shall be adjusted to zero and nine-tenths percent (0.9%), and (E) Managing Member’s Percentage Interest in the Company shall be further adjusted to nine and one half percent (9.5%) on the first day of the month after the voluntary repayment in full of the Harrah’s Loan; provided that the adjustments to Percentage Interests described in clauses (A) through (E) above shall not occur if any of the following events occurs prior to voluntary repayment in full of the Harrah’s Loan: (i) any new gaming licenses (excluding licenses related to video draw poker devices) are granted within a one hundred fifty (150) mile radius centered around the Race Track Facility other than licenses for Evangeline Downs, the potential Jena Choctaw Alexandria Indian Tribe sites in the State of Louisiana and the Oaklawn Racetrack in Hot Springs, Arkansas; (ii) the total supply of gaming positions (excluding video draw poker devices) within a one hundred fifty (150) mile radius of the Race Track Facility is in excess of seven thousand seven hundred (7,700) within the first two (2) years after the Race Track Casino Opening Date or in excess of seven thousand nine hundred fifty five (7,955) thereafter until repayment in full of the Harrah’s Loan excluding any increases in the gaming positions at the Projects after the date hereof; (iii) there are any increases to the gaming taxes, fees or other impositions over the dollar amount of such gaming taxes, fees and other impositions described in Exhibit I-1 attached hereto and by this reference incorporated herein plus any additional gaming taxes, fees or other impositions that have come into effect as of the Race Track Casino Opening Date by more than an amount equivalent to (a) one percent (1%) of net slot machine proceeds for the first two (2) years after the Race Track Casino Opening Date or (b) two and one half percent (2.5%) of net slot machine proceeds from two (2) years after the Opening until the Harrah’s Loan is repaid in full; or (iv) there are any increases to the fees and purses paid to horsemen or admission fees or other impositions over the dollar amount of such fees and purses paid to horsemen and admission fees and other impositions described in Exhibit I-2 attached hereto and by this reference incorporated herein plus any additional fees and purses paid to horsemen or admission fees or other impositions that have come into effect as of the Race Track Casino Opening Date by more than an amount equivalent to (a) one percent (1%) of total daily pools for the first two (2) years after the Race Track Casino Opening Date or (b) two and one half percent (2.5%) of total daily pools from two (2) years after the Opening until the Harrah’s Loan is repaid in full.

4.2 Capital Accounts.

Capital Accounts shall be established on the Company’s books.

(a) Each Member’s Capital Account shall be increased by:

(i) the Member’s Capital Contributions;

(ii) the Member’s Percentage Interest of Net Profits;

(iii) any Company liabilities that are assumed by such Member or that are secured by any Company assets distributed to such Member; and

(iv) any other increases required by the Regulations.

(b) Each Member’s Capital Account shall be decreased by:

(i) the Member’s Percentage Interest of Net Losses;

(ii) the cash and Gross Asset Value of Company assets distributed to such Member other than amounts required to be treated as a payment for property or services under the Code;

(iii) the liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company; and

(iv) any other decreases required by the Regulations.

(c) Before decreasing a Member’s Capital Account with respect to the distribution of any Company asset to such Member, all Members’ Capital Accounts shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in such asset (that has not been previously reflected in the Members’ Capital Accounts) would be allocated among the Members if there were a taxable disposition of such asset by the Company on the date of distribution, in accordance with Regulations Section 1.704-1 (b)(2)(iv)(e).

(d) In determining the amount of any liability for purposes of Sections 4.2(a) and 4.2(b), there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and any Regulations promulgated thereunder.

(e) Members’ Capital Accounts shall be adjusted in accordance with, and upon the occurrence of an event described in Regulations Section 1.704-1 (b)(2)(iv)(f), including the addition of new Members pursuant to Section 5.12 or the receipt of additional Capital

Contributions pursuant to Section 4.1, to reflect a revaluation of the Company’s assets on the Company’s books. Such adjustments to the Members’ Capital Accounts shall be made in accordance with Regulation Section 1.704-1 (b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss with respect to such revalued property.

(f) All provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-l(b), and shall be interpreted and applied in a manner consistent with such Regulations. The Members shall make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-l(b).

(g) If Section 704(c) of the Code applies to assets contributed by a Member to the Company, then the Members’ Capital Accounts shall be adjusted in accordance with Regulations Section 1.704-1 (b)(2)(iv)(g).

ARTICLE V.

MEMBERS

5.1 Authority of Managing Member.

Except as otherwise expressly provided herein, all management responsibility of the Company is vested solely in the Managing Member, and the Managing Member acting alone and without the joinder of any other Member shall have the sole and exclusive management and control of the Company business and shall have the power and authority to take such action as it from time to time may deem necessary, appropriate or convenient in connection with the management and conduct of the business and affairs of the Company. The Managing Member shall exercise such authority in a fair and reasonable manner. In this regard, and without limitation, the Members hereby grant to the Managing Member the power, without the joinder of any other Member, to execute or cause its Subsidiaries to execute (a) the Construction Management Agreement, (b) the Management Agreements, (c) any documents relating to the Harrah’s Loan, including without limitation, a loan agreement, deeds of trust, pledge agreements, and such other documents and instruments as otherwise may be necessary or expedient to carry out and effectuate the Harrah’s Loan, (d) any documents necessary to cause HBCIC to mortgage the Race Track Facility, and (e) any and all documents, contracts, deeds, evidence of indebtedness, deeds of trust, pledge agreements, and such other documents and instruments as otherwise may be necessary or expedient to carry out and effectuate such actions. All third parties dealing with the Company may rely on the authority of the Managing Member set forth herein.

5.2 Partition.

Each Member waives any and all rights that it may have to maintain an action for partition of the Company’s assets.

5.3 Resignation.

A Member may not resign from the Company prior to the dissolution and winding up of the Company. A Member who attempts to resign shall not be entitled to receive any Distribution and shall not otherwise be entitled to receive the fair value of its Member Interest except as otherwise expressly provided for in this Agreement.

5.4 Compensation to Members.

The Managing Member shall devote such time to the Company as is reasonably necessary to carry out the provisions of this Agreement. The Company shall reimburse the Managing Member for all expenses incurred by the Managing Member on behalf of the Company; provided, however, that the amount of such reimbursable costs shall not exceed Twenty-Five Thousand Dollars ($25,000) per year without the approval of all Members. Such reimbursement shall be treated as an expense of the Company and shall not be deemed a Distribution to the Managing Member. The fact that a Member or an Affiliate thereof, or a stockholder, director, officer, member, or employee of a Member or an Affiliate thereof, is employed by, or is directly or indirectly interested in or connected with, any Person which may be employed by the Company or its Subsidiaries to render or perform a service, or from which the Company or its Subsidiaries may purchase any property, shall not prohibit the Company or its Subsidiaries from employing such Person or otherwise dealing with such Person; provided that any compensation, fee, commission or other payment payable to such Person shall not exceed the rates generally charged by others for similar services or charged by such Person for similar projects.

5.5 Other Ventures.

Nothing contained in this Agreement shall be construed to restrict or prevent, in any manner, any Member from engaging in any other businesses or investments, including, without limitation, any similar or competitive gaming operation. The Members acknowledge that HEI and/or its Affiliates operate other gaming facilities and may in the future operate additional gaming facilities in different areas of the world, and that marketing efforts may cross over in the same markets and with respect to the same potential customer base. The Members agree that the Company or its Subsidiaries and the Managing Member and its Affiliates may refer customers of the Projects and other parties to other facilities operated by HEI and/or its Affiliates to utilize gaming, entertainment and other amenities, without payment of any fees to any Member or the Company.

5.6 Meetings of Members.

Except as specifically otherwise provided herein, the Members’ votes to approve a matter or to take any action shall be by the vote of Members at a meeting, which meeting may be held by telephone, in person or by proxy or without a meeting by unanimous written consent. From and after the date a Member becomes a Defaulting Member, the Percentage Interest of such Member shall be excluded for purposes of determining whether a decision, action or matter has been approved by the Members.

5.7 Action By Written Consent.

Any action may be taken by the Members without a meeting if authorized by the unanimous written consent of Members.

5.8 Place of Meetings of Members.

All meetings of the Members shall be held at any place designated by unanimous written consent of the Members, or, if no such place is designated, then at the principal office of the Company. Meetings may be held by telephone if designated in the notice of the meeting.

5.9 Meetings.

Meetings of the Members, for any purpose or purposes whatsoever, may be called at any time by any Member. Except where other express provision is made by the Act, notice of meetings shall be given, either personally or by mail or other means of written communication, charges prepaid, addressed to such Member at its address appearing on the books of the Company. If a Member gives no address, notice shall be deemed to have been given to it if sent by mail or other means of written communication addressed to the place where the principal office of the Member is situated. All such notices shall be sent to each Member entitled thereto no less than seven (7) nor more than sixty (60) days before the special meeting day. Notices of any special meeting shall specify, in addition to the place, day and hour of such meetings the purpose or purposes for which the meeting is called.

5.10 Waiver of Notice.

The transactions of any meeting of the Members, however called and noticed or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice, if all Members are present, and if, either before or after the meeting, each of the Members not present sign a written waiver of notice or a consent to holding such meeting or an approval of the minutes thereof. All such waivers, consents or approvals shall be filed with the records or made a part of the minutes of the meeting.

5.11 Adjourned Meetings And Notice Thereof.

Any Members’ meeting whether or not all Members are present, may be adjourned from time to time by all Members. If not all Members are present, no business other than the adjournment thereof may be transacted at the meeting. Other than by announcement at the meeting at which such adjournment is taken, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

5.12 Admission of New Members.

The Managing Member may admit additional Members so long as (a) the Percentage Interest of Downs is not reduced as a result of such admission of an additional Member and (b) no such additional Member is an Unsuitable Person. Except as provided in the preceding sentence, or as otherwise provided in this Agreement, new Members may be admitted to membership in the Company only with the unanimous consent of the existing Members. A new Member must agree in writing to be bound by the terms and provisions of the Certificate and this Agreement, and upon admission the new Member shall have all rights and duties of a Member of the Company.

5.13 Company Action by Members.

In addition to the other provisions of this Agreement requiring unanimous approval by the Members:

(a) the taking of any of the following decisions or actions or the implementation of any of the following matters by the Managing Member on behalf of the Company shall require approval of all of the Members:

(i) terminating the Certificate or this Agreement;

(ii) permitting or causing the Company or any of the Subsidiaries to enter into any agreement with a Member or an Affiliate of a Member unless (A) such agreement is fair and reasonable to Downs or (B) entering into such agreement is otherwise permitted by this Agreement;

(iii) permitting or causing the Company or any of the Subsidiaries to terminate any of the Management Agreements, the Construction Management Agreement or the Harrah’s Loan Documents;

(iv) permitting or causing the Company or any of the Subsidiaries to enter into amendments to any of the Management Agreements, the Construction Management Agreement or the Harrah’s Loan Documents unless (A) such amendment is fair and reasonable to Downs or (B) entering into such amendment is otherwise permitted by this Agreement;

(v) determining not to audit the Company’s or the Subsidiaries’ business records;

(vi) applying for or consenting to the appointment of a receiver, trustee or liquidator of the Company or any of its property;

(vii) making a general assignment for the benefit of creditors; and

(viii) filing a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors, taking advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law, or admitting the material allegations of a petition filed against the Company in any proceedings under any such law; and

(b) the Managing Member on behalf of the Company shall not, without the approval of all of the Members (i) amend the Certificate or this Agreement or (ii) change the nature of the Company’s business or the Subsidiaries’ business beyond the purposes set forth in Section 3.1 unless (A) twenty (20) days prior written notice from the Managing Member has been given to the Members offering an opportunity to confer on the matter, (B) such amendment or change is fair and reasonable to Downs and (C) such amendment or change would not reasonably be expected to have a material adverse effect on any Member.

5.14 Compliance with Loan Documents.

(a) Managing Member covenants and agrees to make, on behalf of the Company, all payments when due under the Harrah’s Loan Documents other than as a result of an Event of Default by Downs hereunder.

(b) Downs covenants and agrees to comply with all provisions of the Harrah’s Loan Documents applicable to it.

5.15 Downs Authorized Representative.

(a) E. R. Campbell, III is hereby designated the authorized representative of DEG-1 and DEG-2 (the “Downs Authorized Representative”). DEG-1 and DEG-2 may only change the identity of the Downs Authorized Representative by prior written notice to the Managing Member executed by at least three of the following five individuals: (i) James W. Davis, (ii) Christopher G. Campbell, (iii) E.R. (“Chip”) Campbell, III, (iv) John S. Turner, Jr., and (v) William C. Windham. DEG-1 and DEG-2 hereby agree that a vote of any three of said five individuals shall be sufficient to authorize the Downs Authorized Representative to take any actions on behalf of DEG-1 and DEG-2 collectively pursuant to this Agreement.

(b) Notwithstanding anything herein to the contrary, DEG-1 and DEG-2 hereby authorize the Downs Authorized Representative to act on behalf of DEG-1 and DEG-2 collectively in respect of any consents, approvals, requests, notices or other actions of DEG-1, DEG-2 or Downs pursuant to Section 2.2, Section 2.4, Section 4.1, this Article V, Section 8.2(a), Article IX, Article X, Article XI, Section 15.5, Section 16.1, Section 17.1, Article XX and Article XXII or otherwise pursuant to this Agreement. Any such consents, approvals, requests, notices or other actions that may be taken by DEG-1, DEG-2 or Downs pursuant to such Sections and Articles shall only be taken or made by the Downs Authorized Representative on behalf of DEG-1 and DEG-2, collectively. The other Members are entitled to rely on any such consents, approvals, requests, notices or other actions made by the Downs Authorized Representative as if they had been made by DEG-1 and DEG-2, collectively and shall have no duty to inquire as to the authority of the Downs Authorized Representative.

(c) DEG-1 and DEG-2 jointly and severally shall and do hereby indemnify, defend and hold harmless the other Members, their Affiliates, and any officers, directors, shareholders, partners, employees, representatives and agents of such Members and their respective

Affiliates, and any employee and agent of the Company and its Affiliates from any Claim for any breach of this Section 5.15 or any dispute between any or all of DEG-1, DEG-2 or the Downs Members in respect of the authority and/or actions of the Downs Authorized Representative.

ARTICLE VI.

TRANSFER OF MEMBERS’ INTERESTS

6.1 Transfer of Members’ Interests.

(a) The Member Interest of each Member is personal property. Except as otherwise provided in this Agreement, (i) the Transfer of a Member’s Member Interest is restricted and (ii) no Member shall permit any Transfer of an ownership interest in such Member or in any Holding Entity.

(b) Except as otherwise provided in this Agreement, unless the proposed transferee of a Transfer of a Member’s Member Interest receives the unanimous written consent of the Members (excluding the proposed transferee), which consent may be unreasonably withheld by any Member, the transferee of the Member’s Member Interest has no right to participate in the management of the business and affairs of the Company or to become a Member. The transferee is only entitled to receive the share of profits or other compensation by way of income and the return of contributions, to which the transferring Member would otherwise be entitled. If the Transfer is approved by all of the other Members by unanimous written consent, the transferee has all the rights and powers and is subject to all the restrictions and liabilities of his assignor, has the right to participate in the management of the business and affairs of the Company and becomes a substituted Member.

6.2 No Transfer Permitted Under Certain Circumstances.

Notwithstanding any other provision of this Agreement, a Member shall not transfer all or any part of its Member Interest:

(a) if such Transfer would cause the termination of the Company for federal income tax purposes, unless the transferring Member compensates the non-transferring Member for all costs that would be incurred by the non-transferring Member as a result of such Transfer prior to the date of such Transfer becoming effective;

(b) in violation of any applicable federal or state securities laws; or

(c) to a Disqualified Buyer.

6.3 Permitted Transferees.

(a) Transfer to Permitted Transferees.

Each Member shall be entitled, upon prior written notice to the Company and the other Members, with explanation for the Transfer and a representation and warranty that the transferee is a Permitted Transferee as defined herein, to Transfer the whole or any part of its Member Interest to any Permitted Transferee of the Member. No such Transfer shall be or become effective, however, until such Permitted Transferee executes and delivers to the Company a counterpart copy of this Agreement or a written agreement in form and substance satisfactory to the other Members agreeing to be bound by the terms and conditions hereof formerly applicable to the transferor of such Member Interest. No such Transfer shall release or discharge the transferor from any of its liabilities or obligations under this Agreement until it becomes effective and, then, only to the extent provided herein.

(b) Transfer of Downs Member Interests.

Subject to Section 6.2, each Downs Member shall be entitled, upon prior written notice to the Members other than Downs, with adequate explanation for the Transfer and a representation and warranty that the transferee is a Permitted Downs Transferee as defined herein, to Transfer the whole or any part of its voting securities or ownership interest in Downs (the “Downs Member Interests”) to any Permitted Downs Transferee of the Downs Member. No such Transfer shall become effective, however, until such Permitted Downs Transferee executes and delivers to the Company a counterpart copy of this Agreement or a written agreement in form and substance satisfactory to the Members agreeing to be bound by the terms and conditions hereof formerly applicable to the transferor of such Shares. No such Transfer shall release or discharge the transferor from any liabilities or obligations under this Agreement until it becomes effective, and, then, only to the extent provided herein. In addition, Downs agrees not to record in its books or registers any attempted Transfer of Downs Member Interests by the Downs Members in violation or contrary to the terms of this Agreement.

(c) Transfer of Harrah’s Shares.

Subject to Section 6.2, HEI and its Affiliates shall be entitled to Transfer the whole or any part of its voting securities or ownership interest in HEI or any of its Subsidiaries (the “Harrah’s Shares”) to any Permitted Harrah’s Transferee.

(d) Stock and Debt of HEI.

Without limitation of the foregoing, it is expressly acknowledged and agreed that this Agreement does not impose any restriction on the Transfer of debt or stock of HEI. Among other things, HEI is not restricted hereunder from effecting public or private placement of debt and public sale of stock of HEI registered under the Securities Act of 1933 subject only to compliance with all applicable laws and regulations, including, without limitation, the receipt of any required gaming licenses or approvals.

6.4 Substitution of Pledgee.

Notwithstanding any other provision in this Agreement, no consent of the Members other than the Managing Member shall be required to permit HOCI as the pledgee of Downs’ Member Interest to be substituted for Downs under this Agreement upon the valid exercise of such pledgee’s rights with respect to its collateral. As of the date hereof, Downs has pledged its Member Interest to HOCI. Upon the exercise of HOCI’s rights under such pledge, HOCI, or any purchaser of such Member Interest from HOCI, shall be substituted for Downs as a Member hereunder and such substituted Member shall have full rights and powers as a Member hereunder.

ARTICLE VII.

REPRESENTATIONS AND

WARRANTIES BY MEMBERS

Each Member represents and warrants to and with the Company and each other Member as of the date hereof that:

(a) it is, and shall continue to be, validly existing and duly organized under the laws of the state of its formation, and the Persons acting in its behalf have all the requisite power and authority to execute, deliver and comply with the terms and provisions hereof and consummate the transactions contemplated herein;

(b) its execution, delivery and performance of this Agreement do not require the consent or approval of any governmental body or regulatory authority or other entity, is not in contravention of or in conflict with any applicable laws, regulations, rules or orders and this Agreement is, and will continue to be, the valid, binding and legally enforceable obligation of such Member in accordance with its terms;

(c) its Member Interest has been or will be acquired solely by and for its account for investment purposes only and is not being purchased for, or with a view to, subdivision, fractionalization, resale or distribution; it has no contract, undertaking agreement or arrangement with any Person to Transfer to such Person or anyone else its Member Interest (or any part thereof); and it has no present plans or intentions to enter into any such contract, undertaking or arrangement; and agrees not to Transfer all or any part of its Member Interest, except in compliance with the terms of this Agreement and all applicable laws, regulations, rules or orders;

(d) it has no knowledge of, and has not caused to exist, any liens or encumbrances on its Member Interest, and hereafter will not cause or suffer to exist any liens or encumbrances on its Member Interest, except to a Permitted Transferee or as security for the Harrah’s Loan;

(e) it has incorporated provisions into its articles of incorporation, or other formative documents as required by Article XXI and placed legends on its shares of capital stock substantially in the form of Exhibit D-l hereto as to the Managing Member or Exhibit D-2 hereto as to Downs and by this reference incorporated herein;

(f) it is not in violation or default under any agreement with any Person, or under any law, judgment, order, decree, license, permit, approval, rule or regulation of any court, arbitrator, administrative agency, or other governmental authority to which it may be subject which could reasonably be anticipated to have a material adverse impact on the Company, and hereafter shall take no action which shall be in violation or cause a default under any agreement with any Person, or under any law, judgment, order, decree, license, permit, approval, rule, or regulation of any court, arbitrator, administrative agency, or other Governmental Authority to which it may be subject which could reasonably be anticipated to have a material adverse impact on the Company;

(g) With respect to its investment in the Company:

(i) it has knowledge and experience in financial and business matters in general, and in investments of the type made by the Company in particular;

(ii) it is capable of evaluating the merits and risks of an investment in the Company;

(iii) it has either secured independent tax advice with respect to the investment in the Company, upon which it is solely relying, or it is sufficiently familiar with the income taxation of limited liability companies that it has deemed such independent advice unnecessary;

(iv) it has received or has access to all material information and documents with respect to the Company and has had an opportunity to ask questions and receive answers thereto and to verify and clarify any information available to the other Members;

(v) notwithstanding any financial projections which may have been prepared by any other Person, it has relied solely upon its independent investigation, and not any financial projections, statements, actions or representations of the other Members or any Affiliate of the other Members, in making the decision to acquire its Member Interest;

(vi) no federal or state agency has reviewed or passed upon the adequacy or accuracy of the information set forth in the documents submitted to it or made any finding or determination as to the fairness for investment, or any recommendation or endorsement of an investment in the Company;

(vii) there are restrictions on the transferability of its Member Interest hereunder;

(viii) there will be no public market for its Member Interest, and, accordingly, it may not be possible to liquidate its investment in the Company;

(ix) any anticipated federal or state income tax benefits applicable to its investments may be lost through changes in, or adverse interpretations of, existing laws and regulations;

(x) it has entered into this Agreement freely and voluntarily, without coercion, duress, distress, or undue influence by any other Persons or their respective shareholders, directors, officers, partners, agents or employees; and

(xi) it understands that this Agreement may affect legal rights and it has received legal advice from counsel of its choice in connection with the negotiation and execution of this Agreement and is satisfied with its legal counsel and the advice received from it.

(h) except as disclosed in writing to the Members, each of the following is true and correct:

(i) none of it or any of its Affiliates is a party to any other agreement or other arrangement which would interfere with the development or operation of the Projects;

(ii) its performance under this Agreement will not violate any other material agreement or other arrangements to which it, or to the best of its knowledge, its Affiliates is a party;

(i) each of the following is true and correct:

(i) it and its Affiliates have not received notice of any Claim which would interfere with its performance under this Agreement;

(ii) none of it or its Affiliates has knowledge of any undisclosed liabilities or obligations of the Company in favor of any Person claiming by, through, on behalf of, or as the result of any actions or inactions by such Member or its Affiliates, and it agrees hereafter that it will not, nor cause any of its Affiliates, to incur any liability or obligation on behalf of the Company, except as otherwise provided herein;

(iii) it knows of no actions or lawsuits, pending, planned or threatened by or against it, the Company, or its Affiliates, which would create an obligation or liability for the Company or any of the other Members; and

(iv) none of such Member, its shareholders or any officers, directors, key managers, or any of them has been determined by any Governmental Authority to be unsuitable, has been convicted of a crime, has had any application for any gaming license or permit rejected, or has had any gaining license or permit, once having been issued, rescinded, suspended, revoked or not renewed or reinstated, and no Member has knowledge that its affiliation with any other Member will threaten any gaming license, permit, entitlement or approval in any jurisdiction or any other Member or Affiliate of a Member.

(j) the execution, delivery and performance of this Agreement will not:

(i) violate any law, judgment, order, decree, license, permit, approval, rule or regulation or any court, arbitrator, administrative agency, or other Governmental Authority to which it may be subject;

(ii) result in a breach or default under any contract or other binding commitment or any provision of the charter or by-laws or partnership agreement or other organizational documents, as the case may be, of such entity; or

(iii) require any consent, or approval or vote of any court or governmental authority or of any Person that, as of the date hereof, has not been given or taken, and does not remain effective.

ARTICLE VIII.

DEFAULTING MEMBER

8.1 Events of Default. A Member shall be a “Defaulting Member” upon the occurrence of any of the following events (each an “Event of Default”):

(a) if a Member is declared bankrupt or makes a proposal in bankruptcy or otherwise becomes the subject of bankruptcy, insolvency, liquidation, dissolution, winding up or similar proceeding;

(b) if a Member makes an assignment for the benefit of creditors or otherwise acknowledges its insolvency;

(c) if a Member allows its Member Interest to be foreclosed upon by a third party other than by HOCI pursuant to the Pledge Agreement;

(d) if a Member ceases paving its debts as they mature (other than those being contested in good faith and by appropriate proceedings);

(e) if a Member Transfers or attempts to Transfer its Member Interest or any portion thereof to any Person except as expressly provided in Article VI;

(f) if a Member becomes an Unsuitable Person;

(g) in the case of Downs, if, any Loss of License Event or License Impairment Event occurs;

(h) in the case of Downs, if, Downs fails to make any additional Capital Contributions pursuant to Section 4.1(b)(iii) at such time or times as required; or

(i) if a Member materially breaches this Agreement, including, without limitation, the representations and/or warranties made in Article VII (other than as specified in clauses (a) through (h) above); provided however that a Member shall not be deemed to be a Defaulting Member under this Section 8.1(i) unless a Member has given a written notice of default to the alleged Defaulting Member specifically stating the alleged default and the alleged Defaulting Member fails to cure the default within thirty (30) days after receipt of such notice of default, or if the default cannot reasonably be cured within such thirty (30) days, within such additional amount of time as may be reasonably necessary to cure such default if the Defaulting Member promptly commences and diligently proceeds to cure the default to completion.

8.2 Remedies and Purchase Right.

(a) In the case of an Event of Default pursuant to Section 8.1(i), a non-defaulting Member may pursue any remedies at law or in equity as a result of such breach, including, without limitation, damages or specific enforcement of its rights under this Agreement but shall have no right to pursue the termination of this Agreement; provided, however, that if DEG-1 and/or DEG-2 is a non-defaulting Member, then DEG-1 and/or DEG-2 may only pursue remedies through the Downs Authorized Representative. In the case of an Event of Default pursuant to Section 8.1(a) through (h), the sole remedy of the non-defaulting Member or its Permitted Transferee shall be to purchase all of the Defaulting Member’s Member Interest (the “Purchased Interest”) at ninety percent (90%) of the fair market value of such Purchased Interest (the “Purchase Price”) as determined in accordance with this Agreement at the time of the exercise of the option; provided that any such remedy against DEG-1 or DEG-2 shall be suspended if and so long as Downs has exercised the Put Option not later than five (5) days after notice of its default under Section 8.1(h) and diligently and expeditiously pursues such exercise of the Put Option to its conclusion. The non-defaulting Member (or, if DEG-1 or DEG-2 is the non-defaulting Member, the Downs Authorized Representative) shall exercise such option by delivering a written notice to the Defaulting Member within thirty (30) days after the occurrence of the Event of Default.

(b) Notwithstanding the foregoing, if an Event of Default occurs pursuant to Section 8.1(f) or 8.1(g) as a result of the actions or omissions or a particular Downs Member (an “Unsuitable Party”), then Managing Member’s sole remedy shall be the right to buy a proportionate share of the Member Interest of DEG-1 or DEG-2, as the case may be, equal to the indirect beneficial interest in DEG-1 or DEG-2, as the case may be, of any such Unsuitable Party on the Redemption Date for a proportionate portion of the Purchase Price for the entire Member Interest equal to the proportion of such Unsuitable Party’s indirect beneficial interest in the entire Member Interest. DEG-1 or DEG-2, as the case may be, shall be responsible at its sole cost and expense for removal of any such Unsuitable Party from any entity owning an indirect ownership interest in DEG-1 or DEG-2, as the case may be. Pending the Redemption Date, any and all rights of whatever nature under this Agreement which may be held by an Unsuitable Party shall cease and terminate and such Unsuitable Party shall thereafter be entitled only to receive the Purchase Price or its proportionate share thereof. If DEG-1 or DEG-2, as the case may be, shall fail to remove an Unsuitable Party on or prior to the Redemption Date, then the Managing Member shall be entitled to buy the entire Member Interest of DEG-1 or DEG-2, as the case may be.

(c) The non-defaulting Member exercising any such option (the “Purchaser”) and the Defaulting Member (a “Vendor”) shall mutually arrive at an agreeable Purchase Price within ten (10) days after the receipt of such written notice (a “Triggering Event”). If the Parties cannot agree upon the Purchase Price within such ten (10) day period, the Purchase Price shall be the product of (i) ninety percent (90%) of the fair market value determined by the appraisal provisions of Article X and (ii) the Defaulting Member’s Percentage Interest.

8.3 Payment of Purchase Price.

The Purchase Price shall be paid by the Purchaser in full by cash or certified check on the Date of Closing as determined pursuant to Section 8.4, subject to the provisions of Section 12.7.

8.4 Closing.

(a) The closing of the transaction of purchase and sale contemplated by this Article VIII (a “Sale Transaction”) shall take place at a place designated by the Purchaser (the “Place of Closing”), a time designated by the Purchaser (the “Time of Closing”) on the date (in this Article VIII a “Date of Closing”) that, unless the Vendor and Purchaser otherwise agree, is the latest of:

(i) the date which is thirty (30) days after the relevant Triggering Event;

(ii) the date which is seven (7) days following the receipt of all necessary governmental releases or approvals required to be obtained in order to effect a valid Transfer of the Purchased Interest (and the Parties covenant and agree to use their best efforts to obtain such consents, releases or approvals); and

(iii) the date which is thirty (30) days after the Purchase Price is finally determined in accordance with the provisions of Section 8.2.

(b) The Sale Transaction shall be effected in accordance with the general sale provisions of Article XII.

8.5 Government Approval.

No Transfer of a Member Interest pursuant to the provisions of this Article VIII shall occur, except with the prior written approval of any relevant Gaming Authority, if the same is required.

ARTICLE IX.

RIGHT TO PURCHASE CROSS FREEWAY PARCEL

9.1 Right to Purchase at Appraised Value.

During such time as Downs is a Member, Downs shall have the right to purchase the Cross Freeway Parcel from HBCIC for the Cross Freeway Parcel Purchase Price by giving Managing Member thirty (30) days written notice of its desire to purchase the Cross Freeway Parcel; provided, however, that Downs shall have no right to purchase the Cross Freeway Parcel pursuant to this Section 9.1 within one (1) year and thirty (30) days after receipt of any Notice of First Offer. In the event Downs shall purchase the Cross Freeway Parcel from HBCIC pursuant to this Section 9.1, the “Cross Freeway Parcel Purchase Price” shall be as agreed by Downs and Managing Member pursuant to Section 10.1(a) or the appraised value as established pursuant to Article X.

9.2 Right of First Offer.

(a) During such time as Downs is a Member, before the Company allows HBCIC to offer the Cross Freeway Parcel for sale to any Person dealing at arm’s length with HBCIC (a “Third Party Purchaser”) or on the open market, the Company shall first cause HBCIC to offer the Cross Freeway Parcel for sale to Downs in writing upon all terms and conditions which HBCIC is willing to offer to any Third Party Purchaser or on the open market (a “Notice of First Offer”). Downs shall notify the Company of its acceptance or rejection of the offer to purchase set forth in the Notice of First Offer within thirty (30) days after delivery of the Notice of First Offer (a “First Offer Deadline Date”). If Downs fails to so notify the Company of its acceptance or rejection by the First Offer Deadline Date, Downs’ right of first offer shall be deemed to have automatically and without further notice expired and the Company shall thereafter have the right to allow HBCIC to offer and sell the Cross Freeway Parcel to any Third Party Purchaser or on the open market on terms and conditions stated in the Notice of First Offer (or on terms which are no less favorable to HBCIC) for a period of one (1) year thereafter.

(b) If HBCIC receives an offer more favorable to HBCIC, the Company may in its sole discretion notify Downs in writing of such offer. Such notification shall also constitute an offer to sell to Downs the Cross Freeway Parcel on the same terms and conditions as indicated in such notification. Downs shall have a period of ten (10) days after delivery of such notification to notify the Company of its acceptance or rejection of such offer. Failure to respond within such ten (10) day period shall be deemed a rejection. The Company shall thereafter have the right to allow HBCIC to offer and sell the Cross Freeway Parcel to any Third Party Purchaser or on the open market on terms and conditions stated in such notification (or on terms which are no less favorable to HBCIC) for a twelve (12) month period thereafter.

(c) If HBCIC does not consummate a sale of the Cross Freeway Parcel pursuant to the terms of Sections 9.2(a) or 9.2(b) within the time period specified therein, Downs’ right of first offer shall revive. If, however, HBCIC consummates the sale of the Cross Freeway Parcel to a Third Party Purchaser within said time periods, then Downs’ right of first offer shall thereupon automatically without further notice terminate.

9.3 Payment of Cross Freeway Parcel Purchase Price and Conveyance of the Cross Freeway Parcel.

If Downs desires to purchase the Cross Freeway Parcel pursuant to Section 9.1 or Section 9.2, then at a time and place agreed by Downs and the Managing Member: (i) the Cross Freeway Parcel Purchase Price shall be paid by Downs in full by cash, wire transfer of immediately available funds or certified check and (ii) HBCIC shall convey the Cross Freeway Parcel to Downs subject to the encumbrances of record but free and clear of (i) all encumbrances (other than non-monetary encumbrances incurred in the ordinary course of business of the Company) arising by the voluntary action of Managing Member or its Affiliates and (ii) the encumbrances created by the Harrah’s Loan Documents.

ARTICLE X.

APPRAISAL

10.1 Appraisal

(a) Valuation and Appraisal Procedure.

(i) Voluntary Appraisal. In the event that the value of any assets of the Company is to be determined pursuant to Section 8.2(c) or Section 9.1, the Members shall attempt, reasonably and in good faith, to agree upon the fair market value of the assets of the Company.

(ii) Appraisal Panel.

(A) If the Members cannot agree upon the fair market value of such assets of the Company within fifteen (15) days following an election requiring a valuation, any Member shall have the right to call for an appraisal, and the electing Member may give the other Member written notice that it intends to exercise its right to call for an appraisal pursuant to this Section 10.1(a)(ii). The Members shall thereupon attempt, reasonably and in good faith, to agree upon a single appraiser to appraise such assets of the Company. If the Members agree upon a single appraiser, then such appraiser shall determine the value of the assets using the criteria specified for the Appraisal Panel in Section 10.1(a)(ii)(B)(IV).

(B) If the Members cannot agree upon a single appraiser within fifteen (15) days, either Member may give the other Member a written notice calling for appointment of an Appraisal Panel, and such notice shall designate a Qualified Appraiser (the “First Appraiser”) selected by the electing Member to serve on the Appraisal Panel.

(I) Upon receipt of such notice from the electing Member, the other Member shall have fifteen (15) days in which to designate a Qualified Appraiser (the “Second Appraiser”) to serve on the Appraisal Panel by giving written notice of such designation to the electing Member. If the Second Appraiser is not so appointed and designated within or by the time so specified, then the appraiser selected by the electing Member shall be the sole appraiser to determine the value of the assets of the Company.

(II) Upon the designation of the Second Appraiser, if timely designated, the designated appraiser(s) shall appoint an additional Qualified Appraiser (the “Third Appraiser”) within seven (7) days. If the First Appraiser and the Second Appraiser are unable to agree upon such appointment within said seven (7) days, then the electing Member shall request such appointment by the president or executive committee of the Chapter of the American Institute of Real Estate Appraisers (or the chapter of the American Society of Appraisers, as applicable) which includes the Projects within its jurisdiction or the chapter nearest thereto.

(III) In the event of failure, refusal or inability of any appraiser to act, a new appraiser shall be appointed in the stead thereof, which appointment shall be made in the same manner as provided in this Section 10.1(a)(ii) for the appointment of such appraiser so failing, refusing or being unable to act.

(IV) The appraiser(s) appointed as the appraisal panel pursuant to this Section 10.1(a)(ii) (the “Appraisal Panel”) shall each appraise the assets designated in the electing Member’s notice taking into account appropriate indicators of the fair market value of such assets in a cash sale between a willing buyer and seller not under undue duress and shall report their findings to the Members in writing. The Appraisal Panel, if determining the value of the Company, shall use the income capitalization approach to value which analyzes net operating income of the subject property which is then capitalized into an indication of value. In the case of a three appraiser Appraisal Panel, if one or more appraisers fail to deliver their reports within sixty (60) days after the appointment of the Third Appraiser, the person who designated the delinquent appraiser may dismiss the delinquent appraiser and a new appraiser may be appointed in accordance with Section 10.1(a)(ii).

(V) The value of the assets to be appraised shall be equal to the mean of the two closest appraised values reported by the Appraisal Panel; provided that if such values are equally distributed, the value of the assets to be appraised shall be equal to the mean of the three appraised values reported by the Appraisal Panel.

(C) Except as otherwise provided herein, the fees and expenses of the appraisers, and all other expenses pursuant hereto, if any, shall be borne by the Company.

(D) To be qualified to be selected or designated as an appraiser for purposes of this Section 10.1(a) (a “Qualified Appraiser”), each such appraiser must be disinterested and must demonstrate (i) current good standing in the American Institute of Real Estate Appraisers as evidenced by a certificate from such institute or current good standing as an Accredited Senior Appraiser in the discipline of business valuations in the American Society of Appraisers as evidenced by a certificate from such society, and (ii) past appraising experience of at least five (5) years following such certification, which experience shall include experience for at least five (5) years appraising casinos and/or horse racing venues.

(b) The date of the appraisal shall be the last day of the month immediately preceding notice to purchase a Member’s Member Interest.

ARTICLE XI.

PUT AND CALL

11.1 Put Option.

On and after the Put-Call Date, Downs (on behalf of itself and its successors and assigns) shall have the option (the “Put Option”) to cause Managing Member to purchase Downs’ Member Interest for an amount equal to the product of (a) Downs’ Percentage Interest and (b) the Put/Call Value (the “Put/Call Price”). The Put Option shall be exercisable by delivery by Downs of written notice of its election to do so to Managing Member.

11.2 Call Option.

On and after the Put-Call Date, Managing Member (on behalf of itself and its successors and assigns) shall have the option (the “Call Option”) to purchase Downs’ Member Interest for the Put/Call Price. The Call Option shall be exercisable by delivery by Managing Member of written notice of its election to do so to Downs.

11.3 Closing.

(a) The closing of the transaction of purchase and sale of Downs’ Member Interest (the “Purchased Interest”) contemplated by this Article XI (a “Sale Transaction”) shall take place at a place designated by the Managing Member (the “Place of Closing”), a time designated by the Managing Member (the “Time of Closing”) on the date (in this Article VIII a “Date of Closing”) that, unless Downs and Managing Member otherwise agree, is the latest of:

(i) the date which is thirty (30) days after the Put-Call Date;

(ii) the date which is seven (7) days following the receipt of all necessary governmental releases or approvals required to be obtained in order to effect a valid Transfer of the Purchased Interest (and the Parties covenant and agree to use their best efforts to obtain such consents, releases or approvals); and

(iii) the date which is thirty (30) days after the Put/Call Price is finally determined in accordance with the provisions of Section 11.1 or 11.2, as applicable.

(b) The Sale Transaction shall be effected in accordance with the general sale provisions set forth in Article XII.

ARTICLE XII.

GENERAL SALE PROVISIONS

12.1 Application of Sale Provisions.

Except as may otherwise be provided in this Agreement, the provisions of this Article XII shall apply to any sale of a Member Interest between or among the Members or, to the extent applicable, between Members and the Company.

12.2 Defined Terms.

For the purpose of this Article, the terms “Vendor”, “Purchaser”, “Place of Closing”, “Date of Closing”, “Purchase Price” and “Purchased Interest” with respect to any “Sale Transaction” shall have the meanings attributed thereto in Articles VIII, or XI, as the case may be. The term “Purchase Price” as used herein shall include the “Put/Call Price”. As used in this Article and in Articles VIII or XI, “Time of Closing” shall be 2:00 P.M. Central Standard Time on the Date of Closing.

12.3 Obligations of Vendor.

At or prior to the Time of Closing, each Vendor shall:

(a) assign and Transfer to the Purchaser the Purchased Interest;

(b) do all other things required in order to deliver good and marketable title to the Purchased Interest to the Purchaser free and clear of any Claims, liens and encumbrances whatsoever including, without limitation, the delivery of any governmental releases and declarations of transmission (provided that, if at the Time of Closing the Purchased Interest is not free and clear of all Claims, liens and encumbrances whatsoever, the Purchaser may, without prejudice to any other rights which it may have, purchase the Purchased Interest subject to such Claims, liens and encumbrances and, in that event, the Purchaser shall, at the Time of Closing, assume all obligations and liabilities with respect to such Claims, liens and encumbrances and the Purchase Price payable by the Purchaser for the Purchased Interest shall be satisfied, in whole or in part, as the case may be, by such assumption and the amount so assumed by the Purchaser shall be deducted from the Purchase Price payable to the Vendor at the Time of Closing);

(c) deliver to the Company a release by each of the Vendor and its nominees, if any, of all Claims against the Company with respect to any matter or thing up to and including the Time of Closing in their capacities as a Member or creditor of the Company, as the case may be, except for:

(i) any Claims which might arise out of the Sale Transaction; or

(ii) any Claims which might arise out of the intentional misconduct, bad faith, gross negligence or fraud of the Purchaser, in a form satisfactory to the Company acting reasonably; and

(d) deliver to the remaining Members a release by the Vendor and its nominees in their capacity as a Member of the Company of all of their Claims against each remaining Member except for:

(i) any Claims which might arise out of the Sale Transaction; or

(ii) any Claims which might arise out of the intentional misconduct, bad faith, gross negligence or fraud of the Member, in a form satisfactory to the remaining Members acting reasonably.

12.4 Release of Guarantees etc.

If, at the Time of Closing, the Vendor, any principal of the Vendor or any other Person for and on behalf of the Vendor, shall have any guarantees, securities or covenants lodged with any Person to secure any indebtedness, liability or obligation of the Company and/or the remaining Members, then the remaining Members shall use their reasonable best efforts to deliver or cause to be delivered to the Vendor or cancel or cause to be canceled all of such guarantees, securities and covenants at the Time of Closing. If, notwithstanding such reasonable best efforts, the delivery or cancellation of any such guarantee, security or covenant is not obtained, the remaining Members shall deliver to the Vendor an indemnity of such Vendor, principal or other Person in writing, in form reasonably satisfactory to counsel for the Vendor, indemnifying them against any and all Claims which may be or which shall have been paid, suffered or incurred by them with respect to the said guarantee, security or covenant. This Section shall not apply to a purchase under Article VIII.

12.5 Deliveries to Vendor.

At or prior to the Time of Closing, each of the remaining Members shall:

(a) deliver to each of the Vendor and its nominees, if any, a release by it, in its capacity as Member of the Company, of all of its Claims against the Vendor in its capacity as a Member of the Company, except for:

(i) any Claims which may arise out of the Sale Transaction; or

(ii) any Claims which might arise out of the intentional misconduct, bad faith, gross negligence or fraud of the Vendor, in a form satisfactory to the Vendor acting reasonably; and

(b) cause the Company to deliver to each of the Vendor and its nominees, if any, a release by the Company of all its Claims against each of the Vendor and its nominees with respect to any matter or thing arising as a result of the Vendor or its nominees being a Member of the Company, as the case may be, except for:

(i) any Claims which might arise out of the Sale Transactions; or

(ii) any Claims which might arise out of the intentional misconduct, bad faith, gross negligence or fraud of the Vendor, in a form satisfactory to the Vendor acting reasonably.

12.6 Repayment of Debts.

If, at the Time of Closing, the Company is indebted to the Vendor in an amount recorded on the books of the Company and verified by the auditor, the Company shall repay such amount to the Vendor at the Time of Closing. If, at the Time of Closing, the Vendor is indebted to the Company in an amount recorded on the books of the Company and verified by the auditors, the Vendor shall repay such amount to the Company at the Time of Closing and, if the Vendor fails to make such repayment, the Purchaser shall be entitled to pay the amount of such indebtedness to the Company from the Purchase Price and the amount of the Purchase Price payable to the Vendor shall be reduced accordingly.

12.7 Adjustment of Purchase Price.

The Purchase Price shall be reduced (i) by an amount equal to any Unreturned Priority Capital of the Managing Member created by the failure of the Vendor to make additional Capital Contributions and (ii) by an amount equal to any negative Capital Account of the Vendor. If such reductions reduce the Purchase Price below zero, the Vendor shall pay such negative amount to the Purchaser, and the Members understand and agree that in such circumstance, a payment would be required to be made by the selling Member to the purchasing Member.

12.8 Non-Completion by Vendor.

If, at the Time of Closing, the Vendor fails to complete the Sale Transaction for any reason other than Purchaser’s default, (a) the Purchaser shall have the right, if not in default under this Agreement, without prejudice to any other rights which it may have, upon payment of the Purchase Price payable to the Vendor at the Time of Closing to the credit of the Vendor at Cook, Yancey, King & Galloway, 333 Texas Street, Suite 1700, Shreveport, Louisiana, to execute and deliver, on behalf of and in the name of the Vendor, such deeds, transfers, share certificates, resignations or other documents that may be necessary to complete the Sale Transaction and each Member, to the extent it may be a Vendor hereunder, hereby irrevocably appoints any Member who becomes a Purchaser in a Sale Transaction its attorney-in-fact on its behalf, with no restriction or limitation in that regard and declaring that this power of attorney may be exercised during any subsequent legal incapacity on its part and (b) Vendor shall retain only its right to receive payment of ninety percent (90%) of the Purchase Price at such time as it executes and delivers any documents necessary to complete the Sale Transaction unless a bona fide dispute exists regarding the obligations of the parties in respect of the Sale Transaction, in which case the Vendor shall retain its right to receive payment of one hundred percent (100%) of the Purchase Price and (c) the Vendor shall not retain other rights provided by this Agreement or applicable law to a Member in the Company and associated with such Member Interest, including without limitation (i) the right to vote with respect to, or participate in, the management of the Company or any other matters pertaining to the Company or this Agreement, (ii) the right to participate in any additional Capital Contributions pursuant to Article IV or otherwise, (iii) the right to share in Net Profits and Net Losses or receive Distributions from the Company, or (iv) except as specifically provided in this Agreement or required under the Act, any right to information concerning the business and affairs of the Company.

12.9 Restrictions on Business.

If the provisions of either Article VIII or Article XI become applicable, then from such date until the Time of Closing, the Members shall not do, nor cause, nor permit to be done anything except that which is in the ordinary course of business of the Company.

12.10 Consents.

The Parties acknowledge that the completion of any Sale Transaction shall be subject, in any event, to the receipt of all necessary government, regulatory and lender consents and approvals to the Transfer of Member Interest contemplated thereby, including the Gaming Authority.

ARTICLE XIII.

NET PROFITS AND NET LOSSES

13.1 Net Profits and Net Losses.

(a) Net Profits. Except as otherwise provided in this Article XIII, Net Profits for each taxable year or other period shall be allocated as follows:

(i) first, to the Members until the Net Profits allocated under this Section 13.1(a)(i) on a cumulative basis are equal in the aggregate to the Net Losses allocated on a cumulative basis under Section 13.1(b), which Net Profits shall be allocated first to those Members who received Disproportionate Losses (as defined in Section 13.1 (b) below), to the extent of and in proportion to such Disproportionate Losses, and then to the Members in such proportions as the remainder of such cumulative Net Losses were allocated;

(ii) second, if and only if the Race Track Casino Opening Date occurs, then to the extent of the Distribution pursuant to Section 14.1(a), to DEG-1 and DEG-2 until the total amount allocated under this Section 13.1(a)(ii) on a cumulative basis equals One Million Dollars ($1,000,000) (Two Hundred Eighty Thousand Dollars ($280,000) to DEG-1 and Seven Hundred Twenty Thousand Dollars ($720,000) to DEG-2);

(iii) third, to the extent of the Distributions pursuant to Section 14.1(b), equally to the Managing Member and Downs until the total amount allocated under this Section 13.1(a)(iii) on a cumulative basis equals Three Million Dollars ($3,000,000) (The amount allocable to Downs pursuant to this Section 13.1(a)(iii) shall be allocated to DEG-1 and DEG-2 in proportion to their respective Percentage Interests.);

(iv) fourth, to the Members with Unreturned Priority Capital until the Net Profits allocated under this Section 13.1(a)(iv) on a cumulative basis are equal in the aggregate to the Preferred Return on Unreturned Priority Capital, as determined on a cumulative basis, in proportion to such Members’ contributions of Priority Capital; and

(iv) fifth, to the Members in proportion to their respective Percentage Interests.

(b) Net Losses. Except as provided in this Article XIII, Net Loss shall be allocated to the Members in proportion to their respective Percentage Interests; provided, however, that if the allocation of Net Loss to a Member would cause such Member to have a negative Capital Account balance, there shall be allocated to such Member only that amount of Net Loss as will reduce its Capital Account balance to zero. Net Loss that, but for the preceding sentence, would be allocated to a Member, shall be allocated to the other Members, subject to this Section 13.1(b), and any remaining Net Loss (after the Capital Account balances of all Members have been reduced to zero) shall be allocated to the Members in proportion to their respective Percentage Interests. (Losses disproportionately allocated pursuant to this Section 13.1 (b) are “Disproportionate Losses”.)

(c) Allocation of Remaining Income and Gains on Sale or Other Disposition. Except as otherwise required by this Article XIII, income and gains arising from the sale, exchange, transfer, condemnation or other disposition of all or substantially all of the Company’s property shall, to the extent provided in subsections (A) and (B) below, be (i) excluded from Net Profits or Net Losses for the taxable year in which the applicable transaction occurs and

(ii) shall be allocated as provided in subsections (A) and (B) below; provided, however, that allocations pursuant to this Section 13.1 (c) shall be made only to persons who are Members on the date of the applicable transaction:

(A) If one or more Members has a negative Capital Account after such Member’s Capital Account is adjusted to reflect any allocation of gains under Section 13.3(b) but before such Member’s Capital Account is adjusted to reflect any distribution under Section 16.4, such income and gains shall be allocated to such Members in proportion to their negative Capital Accounts until each such Member’s Capital Account equals zero.

(B) If one or more Members has a Capital Account balance that is less than (A) the total of all Members’ Capital Account balances times (B) such Member’s Percentage Interest (a “Capital Disparity”), such income and gains shall be allocated among such Members in proportion to their Capital Disparities until all of the Members’ Capital Accounts are, as nearly as possible, in proportion to their Percentage Interests.

(C) The balance of such income and gains shall be included in Net Profits or Net Losses for the taxable year in which the applicable transaction occurs and allocated pursuant to other provisions of this Section 13.1.

13.2 Allocations of Deductions.

(a) Company Nonrecourse Deductions. Except as otherwise required by Sections 13.3 and 13.4, all nonrecourse deductions of the Company for any taxable year shall be shared by the Members in proportion to their Percentage Interests on the last day of such taxable year. The amount of nonrecourse deductions of the Company shall be determined in accordance with Regulations Section 1.704-2(c).

(b) Member Nonrecourse Deductions. Except as otherwise required by Sections 13.3 and 13.4, all Member nonrecourse deductions of the Company for any taxable year shall be allocated in accordance with Regulations Section 1.704-2(i)(l). The amount of Member nonrecourse deductions shall be determined in accordance with Regulations Section 1.704-2(i)(2).

13.3 Special Allocations.

(a) Qualified Income Offset. Except as otherwise provided in Section 13.3(b), in the event any Member unexpectedly receives any adjustments, allocations or distributions described in Regulations Section 1.704-1 (b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the adjusted capital account deficit of such Member as quickly as possible.

(b) Minimum Gain Chargeback. Notwithstanding any other provision of this Section 13.3, if there is a net decrease in Company minimum gain during any Company fiscal year, each Member who would otherwise have an adjusted capital account deficit at the end of such year shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount and manner sufficient to eliminate such Member’s adjusted capital account deficits as quickly as possible. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-l(b)(4)(iv)(e). Notwithstanding any other provision of this Section 13.3, if there is a net decrease in minimum gain attributable to Member nonrecourse debt during a Company Taxable Year, each Member with a share of the minimum gain attributable to such member nonrecourse debt shall be allocated items of income and gains for such year (and, if necessary, subsequent years) in accordance with Regulations Section 1.704-(i)(4). The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i). This Section 13.3(b) is intended to comply with the minimum gain chargeback requirements in such sections of the Regulations and shall be interpreted consistently therewith.

(c) Mandatory Section 704(c) Allocations. Notwithstanding the foregoing, to the extent that Code Section 704(c), Regulations Section 1.704-3, 1.704-1 (b)(2)(iv), or any other regulations which may be proposed or promulgated under Code Section 704(c), require allocations of Company income, gains, losses or deductions in a manner which is different than that set forth above, the provisions of Section 704(c) and the regulations thereunder shall control such allocations among the Members. In the absence of a contrary agreement among the Members, such items shall be allocated in accordance with the “Traditional method with curative allocations” set forth in Regulations Section 1.704-3(c) or any successor regulation.

13.4 Curative Allocations.

The allocations set forth in Section 13.2 and 13.3 (the “Regulatory Allocations”) are intended to comply with Regulations Section 1.704-l(b), Regulations Section 1.704-2 and Regulations Section 1.704-3, and shall be interpreted and applied in a manner consistent therewith. Notwithstanding any other provisions of this Section 13.4 (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other profits, losses and items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other profits, losses and other items in the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

13.5 Assignments.

In the event of an assignment of a Member Interest as permitted by this Agreement, including for this purpose a change in Percentage Interests pursuant to Article IV hereof, the assignor’s (or the Member whose Percentage Interest is reduced under Article IV) distributive share of Company income, gains, loss, deductions and credits and expenditures not deductible in computing its taxable income (in respect of the Member Interest so assigned) shall be the share of such items attributable to such Member Interest accruing prior to such assignment (based on an interim closing of the books of the Company), and the Assignee’s share shall be the share of such items attributable to such Member Interest after such assignment (based on such interim closing).

13.6 Federal Income Tax.

(a) It is agreed that the Company will be treated as a partnership for federal income tax purposes, and no Member shall take any action inconsistent with such treatment.

(b) The Company’s taxable and fiscal year shall be the calendar year.

ARTICLE XIV.

DISTRIBUTIONS

14.1 Operating Distributions. Subject to Section 14.2, the Managing Member on behalf of the Company shall make the following Distributions in the following order of priority:

(a) The Company shall make a Distribution of One Million Dollars ($1,000,000) to DEG-1 and DEG-2 (Two Hundred Eighty Thousand Dollars ($280,000) to DEG-1 and Seven Hundred Twenty Thousand Dollars ($720,000) to DEG-2), if and when the Race Track Casino Opening Date occurs.

(b) To the extent that the Company receives the Docking Fee, the Company shall make Distributions to each of Downs and Managing Member of One Hundred Twenty Five Thousand Dollars ($125,000) per month for each of the first twelve (12) months after the date hereof. The amount distributable to Downs pursuant to this Section 14.1(b) shall be paid to DEG-1 and DEG-2 in proportion to their respective Percentage Interests.

(c) Prior to repayment in full of the Harrah’s Loan, the portion of the Company’s Cash Available For Distribution necessary to permit the Downs Members to pay federal and state income taxes resulting from taxable income generated by the Company shall, no less frequently than quarterly, be distributed to DEG-1 and DEG-2 in proportion to their respective Percentage Interests. For purposes of this Section 14.1(c), the Tax Matters Member shall determine the tax liability of the Downs Members based on the assumption that the Downs Members will be taxed at the maximum individual tax rates allowable by the laws of the United States of America and the State of Louisiana. Concurrently with each such Distribution to DEG-1 and DEG-2, a Distribution shall be made to all other Members so that each Member receives its Percentage Interest of the aggregate total of each such Distribution.

(d) Subsequent to repayment in full of the Harrah’s Loan, from the Cash Available For Distribution, the Company shall make Distributions to the Members with unpaid Preferred Return on Unreturned Priority Capital, to pay any accrued and unpaid Preferred Return on Unreturned Priority Capital in proportion and to the extent thereof.

(e) Subsequent to repayment in full of the Harrah’s Loan, from the Cash Available For Distribution, the Company shall make Distributions to the Members with Unreturaed Priority Capital to return Unreturned Priority Capital, in proportion and to the extent thereof.

(f) Subsequent to repayment in full of the Harrah’s Loan, the Company’s Cash Available For Distribution (remaining after the application of Sections 14.1 (a) through (e) hereof) shall, no less frequently than quarterly, be distributed among the Members in proportion to their respective Percentage Interests, as of the date of any such Distribution.

Except for Distributions pursuant to Sections 14.1(a), 14.1(b) and 14.1(c), no Distribution shall be made to any Member if and to the extent that such Member has a negative Capital Account balance.

14.2 Distributions from Sale or Refinancing.

Distributions of proceeds from sale (voluntarily or involuntarily, such as by casualty or condemnation) of the Company’s Assets other than de minimus sales in the ordinary course of business, or refinancing of the Company’s assets, which are not used to rebuild or acquire new assets or rights or repay Company debt, shall be distributed in accordance with Section 16.4.

ARTICLE XV.

ACCOUNTING AND RECORDS

15.1 Records and Accounting.

The Company shall maintain an accurate, current and complete accounting system in connection with its operation of the Projects. The books and records shall be kept in accordance with GAAP and in accordance with federal tax law. Such books and records shall be kept on a calendar year basis. Books and accounts shall be maintained at the principal office of the Company and at other locations as determined from time to time by the Managing Member. The Members, or any of them, shall have the right to inspect the books and records of the Company at any time during normal business hours with reasonable notice of such inspection.

15.2 Access to Accounting Records.

Each Member, and his duly authorized representative, shall have access to the accounting records at the principal office of the Managing Member and the right to inspect and copy the books and records at reasonable times. The Company shall keep all records required to be kept at the principal office of the Company.

15.3 Annual Tax Information.

The Tax Matters Member shall use its best efforts to cause the Company to deliver to each Member within ninety (90) days after the end of each year all information necessary for the preparation of such Member’s federal income tax return.

15.4 Accounting Method.

For both financial and tax reporting purposes and for purposes of determining Net Profits and Net Losses, the books and records of the Company shall be kept on the accrual method of accounting applied in a consistent manner and shall reflect all Company transactions and be appropriate for the Company’s business.

15.5 Audit.

Unless otherwise agreed by all Members, the financial statements of the Company shall be audited annually by an independent certified public accountant selected by the Managing Member, with such audit to be accompanied by a report of such accountant containing its opinion. The cost of such audits will be an expense of the Company. A copy of any such audited financial statements and accountant’s report will be made available for inspection by the Members.

15.6 Tax Matters Member.

The Tax Matters Member is hereby designated as “Tax Matters Member” of the Company for purposes of § 6231(a)(7) of the Code and shall have the powers to manage and control, on behalf of the Company, any administrative proceeding at the Company level with the Internal Revenue Service relating to the determination of any item of Company income, gain, loss, deduction or credit for federal income tax purposes.

15.7 Federal Income Tax Elections.

The Tax Matters Member is hereby authorized, in its discretion, to make any and all elections for federal income tax purposes that it deems appropriate, including, without limitation, an election pursuant to Code Section 754 to adjust the basis of the Company’s assets under Code Sections 734 or 743. In the event an election pursuant to Code Section 754 is made by the Tax Matters Member, then upon the resulting adjustment to the basis of the Company’s assets, the Members’ Capital Accounts shall be adjusted as provided in Regulation Section 1.704-l(b)(2)(iv)(m).

ARTICLE XVI.

DISSOLUTION OF THE COMPANY AND

TERMINATION OF A MEMBER INTEREST

16.1 Dissolution.

The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events.

(a) the condemnation or destruction by fire or other casualty of all or substantially all of the Gaming Areas; or the loss of the Company’s license to operate the Gaming Area (by final and unappealable order or judgment);

(b) the entry of a decree of judicial dissolution under the Act; or

(c) the unanimous determination of the Members.

16.2 Liquidation.

Upon dissolution of the Company, the Managing Member, as liquidating trustee, shall immediately commence to wind up the Company’s affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation. The Members shall continue to share Net Profits and Net Losses during liquidation in the same proportions as before liquidation. The proceeds of liquidation shall be distributed, as realized, in the manner provided in the Act, as modified by Section 16.4. In the event that the Managing Member is unable to perform in its capacity as liquidating trustee due to its bankruptcy, dissolution, death, adjudicated incompetency or any other termination of the Managing Member as an entity, the liquidating trustee shall be a Person appointed by a court of competent jurisdiction upon petition of any of the Members.

16.3 Termination.

The Company shall terminate when all of the assets of the Company have been distributed in the manner provided for in this Article XVI,. and the Certificate shall have been cancelled in the manner required by the Act.

16.4 Distribution on Liquidation and Termination.

(a) Upon the liquidation of the Company, the net proceeds of such liquidation shall be applied and distributed in the following order of priority; provided that, if any Member shall have a negative Capital Account balance after giving effect to allocations of Net Profits, Net Losses and other items pursuant to Article XIII, such Member shall pay to the Company the amount of such negative balance not later than ten (10) days from the date of written notice to such effect from the Managing Member (but in no event later than the end of the Company’s taxable year in which such liquidation occurs):

(i) First, for payment and discharge of any Company Debt in such order and priority as the Managing Member shall determine;

(ii) Second, to pay expenses of liquidation, and to the setting up of any reserve for: (A) contingent or unforeseen obligations, debts or liabilities of the Company which may be deemed reasonably necessary by the Managing Member; (B) amounts required by any contracts or agreements of the Company; or (C) such other purposes as the Managing Member may decide. An escrowee designated by the Managing Member shall hold such reserves for the purpose of paying any of the aforementioned contingencies and, at the expiration of such period as shall be deemed advisable, shall distribute the balance of such reserves remaining in the manner provided in this Section 16.4; and

(iii) Third, to the Members in proportion to the positive Capital Account balances; provided, however, that all Capital Account balances shall be determined after taking into account all Capital Account adjustments for the Company’s taxable year during which such liquidation occurs, including, without limitation, any adjustments pursuant to Sections 4.2 and 13.1(c).

(b) If there is not a pro rata distribution of each asset, asset distributions in kind shall be appraised by appraisers retained by the Managing Member, if necessary, so that each Member receives its pro-rata share of net Company assets as appraised. The Capital Accounts shall be adjusted prior to such distribution in kind as if such asset were sold at its fair market value. It shall not be a requirement that each Member receive a pro-rata share of each asset available for Distribution to the Members on dissolution. In the event valuation of the assets of the Company is not agreed upon, such assets shall be valued at their fair market value as determined by appraisers retained by the Managing Member. The Managing Member may retain such appraisers and other consultants as may be necessary and advisable, all at the expense of the Company, in connection with the wind-up of the Company affairs. No Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

(c) A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities as to creditors.

(d) Within ninety (90) days after the complete liquidation of the Company, the Managing Member shall furnish to each Member a financial statement for the period from the first day of the then current year through the date of such complete liquidation certified by the Company’s certified public accountant. Such statement shall include a Company statement of operation for such period and a Company balance sheet as to the date of such complete liquidation.

(e) Each Member shall look solely to the assets of the Company for all Distributions with respect to the Company and its Capital Contribution thereto and share of Net Profits and Net Losses thereof, and shall have no recourse therefor (upon dissolution or otherwise) against the other Members (or against the Managing Member in its capacity as such) except to the extent of any requirement of any Member to pay to the Company its negative Capital Account balance pursuant to this Section 16.4.

ARTICLE XVII.

LIABILITY, EXCULPATION,

INDEMNIFICATION AND INSURANCE

17.1 Liability.

(a) Except as otherwise provided by the Act, or agreed by unanimous written consent of the Members, the Debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the Debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such Debt, obligation or liability of the Company solely by reason of being a Covered Person.

(b) Except as otherwise expressly required by law, or agreed by unanimous written consent of the Members, a Member, in its capacity as Member, shall have no liability in excess of:

(i) the amount of its Capital Contributions;

(ii) its share of any assets and undistributed Net Profits of the Company;

(iii) its obligation to any make other payment expressly provided for in this Agreement, including Continuing Liabilities; and

(iv) the amount of any Distribution wrongfully distributed to it.

17.2 Exculpation.

(a) No Member shall be liable to the Company or any other Member for any Claim incurred by reason of any act or omission performed or omitted by such Member in good faith on behalf of the Company and in a manner reasonably believed to be with the scope of authority conferred on such Member by this Agreement, except that a Member shall be liable for any Claim incurred by reason of such Member’s gross negligence, bad faith, fraud or willful misconduct.

(b) Each Member shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Member reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which Distributions to Members might properly be paid.

17.3 Duties and Liabilities of Members.

(a) To the extent that, at law or in equity, a Member has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Member, it shall not be liable to the Company or to any other Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Member otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of each Member.

(b) Unless otherwise expressly provided herein: (i) whenever a conflict of interest exists or arises between the Members, or whenever this Agreement or any other agreement contemplated herein provides that a Member shall act in a manner that is, or provide terms that are, fair and reasonable to any other Member, then the affected Member shall resolve such conflict of interest, take such action or provide such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and GAAP and (ii) whenever this Agreement otherwise requires the Managing Member to act in a fair and/or reasonable manner, the Managing Member shall act in the best interest of the Company taking into account customary or accepted industry practices and GAAP. Any such resolution, action or term so made, taken or provided by such Member or the Managing Member, as the case may be, if made, taken or provided in good faith, shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of such Member at law or in equity or otherwise.

(c) Whenever in this Agreement, a Member is permitted or required to make a decision:

(i) in its “discretion” or under a grant of similar authority or latitude or without express restriction, the Member shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interests of or factors affecting the Company or any other Person; or

(ii) in its “good faith” or under another express standard, the Member shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

17.4 Indemnification.

To the fullest extent permitted by applicable law, each Member shall be entitled to indemnification from the Company for any Claim incurred by such Member by reason of any act or omission performed or omitted by such Member in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Member by this Agreement, except that no Member shall be entitled to be indemnified in respect of any Claim incurred by reason of its gross negligence bad faith, fraud or willful misconduct with respect to such acts or omission; provided, however, that any indemnity under this Section 17.4 shall be provided out of and to the extent of Company assets only, and no Member shall have any personal liability on account thereof.

17.5 Expenses.

To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Member in defending any Claim shall, from time to time, be advanced by the Company prior to the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Member to repay such amount if it shall be determined that such Member is not entitled to be indemnified as authorized in Section 17.4 hereof.

17.6 Insurance.

The Company may purchase and maintain insurance, to the extent and in such amounts as the Members shall deem reasonable, on behalf of Covered Persons and such other Persons as the Members shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Covered Person in connection with the activities of the Company or such indemnities, regardless of whether the Company would have the power to indemnify such Covered Person against such liability under the provisions of this Agreement. The Members and the Company may enter into indemnity contracts and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 17.5 hereof and containing such other procedures regarding indemnification as are appropriate.

17.7 Other Indemnities.

(a) Downs shall and does hereby indemnify, defend and hold harmless the Company and Managing Member, and each of them separately, from and against all loss, cost, or damage whatsoever (including attorneys’ fees) resulting from any act, Claim or omission of or by Downs and all of its Affiliates prior to the date hereof excepting only costs contained in a Race Track Casino Budget.

(b) Each Member shall and does hereby indemnify, defend and hold harmless the Company and each other Member from and against any loss, cost, or damage whatsoever (including attorneys’ fees) resulting from any breach by any of them of the representations and warranties under Article VII hereof.

17.8 Indemnity Procedures.

(a) Promptly after the assertion of any Claim by a third party which may give rise to a Claim for indemnification from a Member or the Company (the “Indemnifying Person”) under this Agreement:

(i) An indemnified Person shall notify the Indemnifying Person in writing of such Claim.

(ii) The indemnified Person shall permit the Member or Company, as the case may be, to contest and defend against such Claim, at the Indemnifying Person’s expense, if the Indemnifying Person has confirmed to the indemnified Person in writing that the indemnified Person is entitled to indemnification hereunder in respect of such Claim, unless the indemnified Person can establish, by reasonable evidence, that the conduct of its defense by the Indemnifying Person could be reasonably like to prejudice such indemnified Person due to the nature of the Claims presented or by virtue of a conflict between the interests of such indemnified Person and such Indemnifying Person and another Indemnifying Person whose defense has been assumed by the Indemnifying Person. Notwithstanding a determination by the Indemnifying Person to contest such Claim, the indemnified Person shall have the right to be represented by its own counsel and accountants at its own expense. In any case, the indemnified Person shall make available to the Indemnifying Person and its attorneys and accountants, at all reasonable times during normal business hours, all books, records, and other documents in its possession relating to such Claim. The party contesting any such Claim shall be furnished all reasonable assistance in connection therewith by the other party (with reimbursement of reasonable expenses by the Indemnifying Person) If the Indemnifying Person fails to undertake the defense of or to settle or pay any such third-party Claim within fifteen (15) days after the indemnified Person has given written notice to the Indemnifying Person advising the Indemnifying Person of such Claim, or if the Indemnifying Person, after having given notice to the indemnified Person that it intends to undertake the defense, fails forthwith to defend, settle or pay such Claim, then the indemnified Person may take any and all necessary action to dispose of such Claim including, without limitation, the settlement or full payment thereof upon such terms as it shall deem appropriate, in its sole discretion, subject to the following with respect to any proposed settlement thereof.

(iii) The Indemnifying Person shall not consent to the terms of any compromise or settlement of any third-party Claim defended by the Indemnifying Person in accordance herewith (other than terms solely to the payment of money damages and only after the Indemnifying Person, if applicable, has furnished the indemnified Person with such evidence as the indemnified Person may reasonably request of the Indemnifying Person’s capacity and capability (financial and otherwise) to pay promptly the amount of such money damages at such times as provided in the compromise or settlement) without the prior written consent of the indemnified Person if as a result of such compromise or settlement such indemnified Person could be adversely affected.

(iv) Any Claim for indemnification under this Agreement which does not result from the assertion of a Claim by a third party shall be asserted by written notice given by the indemnified Person to the Indemnifying Person. Such Indemnifying Person shall have a period of thirty (30) days within which to respond thereto. If such Indemnifying Person does not respond within such thirty (30) day period, such Indemnifying Person shall be deemed to have accepted responsibility to make payment, and shall have no further right to contest the validity of such Claim. If the Indemnifying Person does respond within such thirty (30) day period and rejects such Claim in whole or in part, such indemnified Person shall be freed to pursue such remedies as may be available to such party under applicable laws, regulations, rules or orders.

17.9 Mitigation.

Each Indemnifying Person and indemnified Person shall use reasonable efforts and shall consult and cooperate with each other with a view towards mitigating Claims, losses, liabilities, damages, deficiencies, costs and expenses that may give rise to Claims for indemnification under Sections 17.7(a) and (b) hereof.

17.10 Payment.

Each Indemnifying Person shall pay any amounts due hereunder:

(a) within ten (10) days after written notice in respect of its indemnity obligations which it has accepted pursuant to Section 17.8(a)(ii) or (iv) hereof or which it has been deemed to accept pursuant to Section 17.8(a)(iv) hereof, and

(b) within five (5) days after any final adjudication by a court of competent jurisdiction of any indemnity obligations as to which it has not so accepted.

ARTICLE XVIII.

MISCELLANEOUS PROVISIONS

18.1 Time is of the Essence.

Time is of the essence with respect to all time periods set forth in this Agreement.

18.2 Default Interest Rate.

Any sum accruing to any Party under this Agreement which shall not be paid when due shall bear interest at a rate per annum equal to the Prime Rate plus three percent (3%) from the date such payment becomes due and payable until it is paid in full with said interest.

18.3 Counterparts.

This Agreement may be executed in two or more counterparts and shall be deemed to have become effective when and only when all parties hereto have executed this Agreement, although it shall not be necessary that any single counterpart be signed by or on behalf of each of the parties hereto, and all such counterparts shall be deemed to constitute but one and the same instrument.

18.4 Execution by Facsimile.

This Agreement may be executed by facsimile and if so executed shall be legal, valid and binding on any Party executing in such manner.

18.5 Force Majeure.

Whenever this Agreement requires an act to be performed within a specified time period or to be completed diligently, such periods are subject to Unavoidable Delays. “Unavoidable Delays” are delays beyond the reasonable control of the party asserting the delay, and include delays caused by acts of God, acts of war, civil commotions, riots, strikes, lockouts, acts of government in either its sovereign or contractual capacity, perturbation in telecommunications transmissions, inability to obtain suitable labor or materials, accident, fire, water damages, flood, earthquake, or other natural catastrophes.

18.6 Complete Agreement.

This Agreement constitutes the complete and exclusive statement of the agreement among the Members and supersedes all prior agreements by and among the Members or any of them. No representation, statement, or condition or warranty not contained in this Agreement will be binding on the Members or be of any force and effect whatsoever.

18.7 Amendments.

This Agreement may not be modified, changed, or amended except by an instrument in writing, signed by all of the Members unless such modification, change, or amendment would be fair and reasonable to Downs in which case such instrument need only be signed by the Managing Member.

18.8 Governing Law.

This Agreement, and its application, shall be governed exclusively by its terms and by the laws of the State of Delaware without reference to its choice of law provisions.

18.9 Consent to Jurisdiction.

The Parties hereto agree that any legal action or proceeding with respect to or arising out of this Agreement may be brought in or removed to the courts of the State of Delaware, in and for the County of Newcastle, or of the United States of America for the District of Delaware, as the Managing Manager may elect. By execution and delivery of this Agreement, the Parties hereto accept, for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Parties hereto irrevocably consent to the service of process out of any of the aforementioned courts in any manner permitted by law. Nothing herein shall affect the right of the Construction Manager to bring legal action or proceedings in any other competent jurisdiction. The Parties hereto hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of forum non-conveniens.

18.10 Waiver of Jury Trial.

THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP BETWEEN THE PARTIES HERETO THAT IS BEING ESTABLISHED. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

18.11 Headings.

The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provisions contained herein.

18.12 Severability.

If any provision of this Agreement or the application thereof to any person or circumstance shall be deemed invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

18.13 Expenses.

If any litigation or other proceeding is commenced in connection with or related to this Agreement, the prevailing party shall be entitled to recover from the losing party all of the incidental costs and reasonable attorneys’ fees, whether or not a final judgment is rendered.

18.14 Successors and Assigns.

Each and all of the covenants, terms, provisions and agreements contained in this Agreement shall be binding upon and inure to the benefit of the existing Members, all new and substituted Members, and their respective assignees (whether permitted by this Agreement or not), successors and assigns.

18.15 Compliance with Laws.

(a) At all times during the term of this Agreement, each Member agrees that its actions on behalf of the Company, and those of its representatives, agents, and consultants, will be entirely in accordance with all applicable laws, rules, ordinances and regulations of all states, counties, districts and municipalities in which such Member conducts business on behalf of the Company, and also will follow applicable federal laws, rules and regulations.

(b) In connection with this Agreement, Downs acknowledges that certain casino gaming licenses are currently issued to and held by Managing Member or its Affiliates in various states and that Managing Member or its Affiliates may in the future apply for gaming licenses in additional states or foreign countries. The laws of such jurisdictions may require Managing Member to disclose private or otherwise confidential information about Downs and its principals, directors, officers, shareholders, key managers, lenders and affiliates. Downs agrees to refrain from all conduct that may negatively affect such licenses or license applications. Gaming operations are highly regulated by Governmental Authorities of these states and such regulations impose upon Managing Member an affirmative duty to investigate the backgrounds of entities or individuals with whom Managing Member does business. Furthermore, such regulations require that Managing Member and its Affiliates, which includes the Company and Downs, subject themselves to rigorous investigation. Governmental Authorities in other jurisdictions may request information regarding entities and persons with whom Managing Member does business. Accordingly, Downs agrees, if requested by Managing Member, to use its best efforts to supply, and to cause its principals, directors, officers, shareholders, owners and any key managers to supply, such information and execute such affidavits and documents, including personal history disclosure documents and personal financial disclosure documents as Managing Member may reasonably request. Furthermore, gaming regulations require that Managing Member and its Affiliates be of good repute. Downs represents that Downs and its principals, directors, officers, shareholders, key managers and Affiliates are of good repute.

(c) Notwithstanding any other restrictions on Transfers contained in this Agreement, if Managing Member determines, at its sole discretion, that any gaming licenses held by Managing Member or its Affiliates in other jurisdictions may be adversely affected or are in jeopardy because of its status as a Member, Managing Member shall have the option at any such time to sell its Member Interest. In case of a sale by Managing Member of all of its Member Interest under this Section 18.15(c), the Management Agreements shall be assignable and transferable to the purchaser of Managing Member’s Member Interests, providing that such purchaser has at least two years’ expertise in the operation of gaming business of equal or greater size (measured by number of gaming positions) to the Projects.

(d) Managing Member acknowledges that the Race Track Facility is regulated by Gaming Authorities and in connection with this Agreement such regulations may impose upon the Managing Member an affirmative duty to investigate the backgrounds of entities or individuals with whom Managing Member does business. Furthermore, such regulations require that Managing Member subject itself to investigation. Accordingly, Managing Member agrees, if requested by Downs, to use its best efforts to cause its directors, officers, shareholders, and any key managers, to supply such information and execute such affidavits and documents, including personal history disclosure documents and personal financial disclosure documents as Downs may reasonably request. Managing Member represents that Managing Member and its directors, officers and key managers are of good repute.

18.16 Compliance with Other Agreements.

Each Member shall use its best efforts to perform, or cause to be performed, all obligations of the Company under any agreement negotiated in connection herewith or pursuant hereto, including, without limitation, the Management Agreements and the Harrah’s Loan Documents.

18.17 Gaming Authority.

Each Member shall use its best efforts to cause the Company to obtain all necessary licenses, permits and approvals from the Gaming Authority with respect to the development of the Projects.

18.18 Other Licensing Requirements.

Each Member shall use its best efforts to obtain for the Company all other state and local licenses, necessary to conduct gaming operations at the Projects.

18.19 Lender Suitability.

If any lender to the Company or a Member is determined by the Gaming Authority to be unsuitable, the result of which is to threaten the revocation, suspension, termination or rescission of any license and/or approval granted by the Gaming Authority to the Company, or result in any other penalty to the Company, and if the unsuitability is not cured in accordance with applicable laws, regulations, rules or orders, then to the extent and so long as provided by applicable laws, regulations, rules or orders:

(a) all payments to such lender shall be suspended and escrowed;

(b) such lender shall immediately divest itself of all loans made to the Company or such Member; and

(c) such lender shall be subject to any other remedies as shall be required by applicable laws, regulations, rules or orders.

(d) If, in the case of a lender to a Member, notwithstanding the application of, or failing the enforcement of, the preceding sentence, the Member has not satisfactorily complied with the requirements of applicable laws, regulations, rules or orders, or the Gaming Authority so as to eliminate such lender unsuitability, the Member Interest of the affected Member shall be subject to purchase in the manner set forth in Article VIII. Any loan documents evidencing loans for borrowed money from any lender to such entity shall include provisions substantially in the form of Exhibit C attached hereto and by this reference incorporated herein.

18.20 Prohibited Payments.

Each Member agrees that it and its Affiliates will conduct their activities, and will cause any activities conducted on their behalf to be conducted, in a lawful manner and specifically will not engage in the following transactions:

(a) pay or offer to pay directly or indirectly, to any domestic or foreign government official or employee in order to obtain business, retain business or direct business to others, or for the purpose of inducing such government official or employee to fail to perform or to perform improperly his official functions;

(b) receive, pay or offer anything of value, directly or indirectly, from or to any private party in the form of a commercial bribe, influence payment or kickback for any such purpose; or

(c) use, directly or indirectly, any funds or other assets of the Company for any unlawful purpose including, without limitation, political contribution in violation of applicable laws, regulations, rules or orders.

The Member Interest (or portion thereof) of any Member (or owner of an equity or security interest therein) who violates this Section 18.20 may be purchased by the Members in the manner set forth in Article VIII.

18.21 Securities Law Requirements.

The Members acknowledge that Managing Member is owned by HEI, a publicly held corporation, and that trading in the securities of such corporation based on non-public information or unauthorized disclosure or other use of material developments could expose Managing Member, Downs and their respective consolidated Affiliates to significant penalties. Downs shall take appropriate precautions to inform its employees, shareholders, officers and directors of such requirements.

18.22 Failure to Pursue Remedies.

The failure of any party to seek redress for violation of, or to insist upon the strict performance of, any provision of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

18.23 Cumulative Remedies.

The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its rights to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

18.24 Application of Gaming Regulations.

The parties hereto acknowledge that the consummation of the transactions contemplated by this Agreement is subject to the Gaming Regulations.

ARTICLE XIX.

PUBLICITY, CONFIDENTIALITY AND NON-USE

19.1 Publicity.

The Managing Member shall establish policies and procedures regarding the issuance of any press release. No press release shall be issued except as prepared in accordance with such policies and procedures. Press releases of any Member or its Affiliates concerning the Projects or the Company shall be submitted to the Company in accordance with the policies and procedures for the Company’s approval, with the exception of any press releases required to be made by any Member or its Affiliates pursuant to various securities laws applicable to such Member or its Affiliates.

19.2 Disclosure of Propriety Information.

Unless otherwise provided for herein, each Party hereto agrees, for itself and its respective Affiliates, agents, representatives and consultants, that it shall not disclose, reveal or make available to any third party, and that it shall take all steps necessary or desirable to prevent the Company from disclosing, revealing or making available to any third party, any confidential or proprietary information, whether of a technical, financial, commercial or other nature (“Confidential Information”), received directly or indirectly from or in respect of any other Party or in respect of the Company, except as authorized in writing by such other Party (or in the case of the Company by all parties) and except that either Party may disclose such information:

(a) to its employees, agents, representatives and consultants or employees of the Company to whom, and to the extent that, such disclosure is necessary in furtherance of the purposes of this Agreement, provided, however, that the disclosing Party shall be responsible for ensuring that such persons comply with the confidentiality and non-use provisions of this Article XIX, and shall take the steps necessary to ensure such compliance, whether by agreement, establishment of internal regulations, or otherwise; or

(b) to the extent required by applicable law, judicial or administrative process or by any Governmental Authority.

19.3 Use of Proprietary Information.

Each Party hereto agrees that it shall not use and that it shall take all steps necessary or desirable to prevent the Company from using, any Confidential Information received from another Party or from the Company except as specifically provided in this Agreement or as otherwise expressly authorized in writing by the relevant Party (or in the case of the Company, by all Parties).

19.4 Destruction or Return of Confidential Information.

All documents received by a Party (the “Receiving Party”) containing Confidential Information of another Party or the Company and all documents derived or prepared from such documents and all copies thereof shall be inventoried by the Receiving Party, marked with a suitable label to indicate their confidential status (to the extent such documents are not already so marked) and segregated from all other papers of the Receiving Party. Upon termination of this Agreement for any reason, such documents and all copies thereof in the possession or control of the Receiving Party or its present or former employees, agents, representatives, or consultants relating to the Confidential Information of the other Party (the “Disclosing Party”) shall be destroyed under the supervision of the Disclosing Party or returned to the Disclosing Party, at the Disclosing Party’s discretion, and the receiving Party shall immediately cease using the Confidential Information of the disclosing Party.

19.5 Exception.

The Disclosing Party shall not be obligated to keep confidential or shall not incur any liability for the use or disclosure to a third party of any information that:

(a) has fallen into the public domain through no unauthorized act of the Disclosing Party;

(b) was received from a third party not under any obligation to refrain from revealing such information; or

(c) was in the Disclosing Party’s possession prior to the receipt from another Party or the Company.

19.6 Survival.

Notwithstanding anything to the contrary herein, the provisions of this Article XIX shall survive and inure to the benefit of and be binding upon the Parties for a period of five (5) years subsequent to the date of termination of this Agreement.

ARTICLE XX.

NOTICES

All notices provided for in this Agreement or related to this Agreement, which any Member desires to serve on the other, shall be in writing, and any and all notices or other papers or instruments related to this Agreement shall be deemed sufficiently served or delivered on the date of receipt if sent:

(a) by United States registered or certified mail (return receipt requested), postage prepaid, in an envelope properly sealed;

(b) by a facsimile transmission where written acknowledgment of receipt of such transmission is received and a copy of the notice is mailed with postage prepaid; or

(c) by a nationally recognized overnight carrier service providing for receipted delivery, addressed as follows:

MANAGING MEMBER, SHREVEPORT MANAGER OR HSIC:

c/o Harrah’s Entertainment, Inc.

One Harrah’s Court

Las Vegas, Nevada 89119

Attention: Mr. Chris Komanowski

Vice President –Development

with a copy to:

c/o Harrah’s Entertainment, Inc.

One Harrah’s Court

Las Vegas, Nevada 89119

Attention: General Counsel

with a copy to:

Latham & Watkins

701 “B” Street

Suite 2100

San Diego, CA 92101

Attention: George A. Rice, Esq.

DEG-1 or DEG-2:

E. R. Campbell, III

416 Travis Street, Suite 715

Shreveport, Louisiana 71101

with a copies to:

Scott C. Sinclair

Hargrove, Pesnell & Wyatt

401 Market Street, Suite 600

Shreveport, Louisiana 71101

Telephone: (318) 429-7200

Facsimile: (318) 429-7201

Downs Entertainment Group-1, L.L.C.

2124 Fairfield Avenue

Shreveport, Louisiana 71104

Attn: Mr. James W. Davis

Downs Entertainment Group-2, L.L.C.

820 Garrett Drive

Bossier City, Louisiana 71111

Attn: Mr. William C. Windham

Any notice which any Member desires to serve on DEG-1 or DEG-2 shall be deemed sufficiently served or delivered if sent to the Downs Authorized Representative. Either the Downs Authorized Representative or the Managing Member may change the address or name of addressee applicable to subsequent notices (including copies of said notices as hereinafter provided) or instruments or other papers to be served upon or delivered to the other party, by giving notice to the other party as aforesaid, provided that notice of such change shall not be effective until the fifth (5th) day after mailing or facsimile transmission. If a Member desires to provide notice to a Downs Member, such notice shall be deemed sufficiently delivered if provided to the Downs Authorized Representative in accordance with the procedure set forth in this Article XX.

ARTICLE XXI.

HOLDING ENTITY REQUIREMENTS

21.1 Member Stock Restrictions.

Managing Member, DEG-1 or DEG-2 and any additional or substitute Member shall incorporate provisions into their articles of incorporation, charters, partnership agreement or other formative documents substantially in the form of Exhibit D-1 hereto as to the Managing Member or Exhibit D-2 hereto as to Downs. Subject to Section 21.2, each Member shall assure that each Holding Entity (excluding an entity exempt from a suitability determination by the Gaming

Authority, or that has been waived from a suitability determination by the Gaming Authority) at no cost to any other Member, shall incorporate provisions into their articles of incorporation or other formative documents substantially in the form of Exhibit D-l hereto as to the Managing Member or Exhibit D-2 hereto as to Downs; provided that, in no event, shall any entity whose equity securities are publicly traded pursuant to the Securities Exchange Act of 1934, as amended, and traded on the New York Stock Exchange, the American Stock Exchange or NASDAQ be required to include in its formative documents paragraph (b) of the first paragraph of Exhibit D-l hereto as to the Managing Member or Exhibit D-2 hereto as to Downs or the last paragraph of Exhibit D-l as to the Managing Member hereto or Exhibit D-2 hereto as to Downs. Each Member shall assure that any provisions required by this Section 21.1 are enforced and that each entity Controlled by, under common Control with, or Controlling such Member shall not amend such provisions without the approval of the Company. Subject to Section 21.2, each Member has delivered to the Company a copy of the formative documents of such entities containing the provisions required by this Section 21.1 certified by a secretary or other authorized Person, as being true and correct and adopted in accordance with its formative documents.

21.2 Remote Holding Entity Stock Restriction.

Each Member shall assure that any evidence of ownership of each entity that is Controlled by, under common Control with or Controlling such Member (other than any entity that is exempt from a suitability determination by the Gaming Authority or that has been waived from a suitability determination by the Gaming Authority) shall contain a legend substantially in the form of Exhibit E attached hereto and by this reference incorporated herein. Each Member shall use reasonable efforts to assure that any evidence of ownership of any of its other holding entities shall contain a legend substantially in the form of Exhibit E hereto. In no event shall the legend requirements of this Section 21.2 apply to any evidence of ownership of any entity which is publicly traded pursuant to the Securities Exchange Act of 1934, as amended, and traded on the New York Stock Exchange, the American Stock Exchange, or NASDAQ.

ARTICLE XXII.

OFF TRACK WAGERING

22.1 Exclusive Rights Regarding OTW Facilities.

HBCIC, as a “Primary Licensee” with the meaning of La.R.S. 4:214, shall have the exclusive right to develop, own, operate or grant any rights in respect of any off track wagering under the authority of La.R.S. 4:214 in the State of Louisiana (an “OTW Facility”). HBCIC, as a “Licensed Establishment” within the meaning of La.R.S. 27:301 et seq, may also develop, own, operate or grant any rights in respect of video draw poker devices under the authority of La.R.S. 27:301 et seq (“Video Draw Poker Operations”) at any such OTW Facility.

22.2 Rights Regarding OTW Facilities.

(a) To the extent permitted by law, within a fifty-five (55) mile radius from the Race Track Facility, the Managing Member in its sole discretion may determine whether to develop an OTW Facility and if the Managing Member determines to develop an OTW Facility, then the Managing Member shall cause the Company to cause HBCIC to develop, own and operate an OTW Facility with or without Video Draw Poker Operations ancillary thereto.

(b) To the extent permitted by applicable law, outside a fifty-five (55) mile radius from the Race Track Facility, the Managing Member in its sole discretion may (i) cause the Company to cause HBCIC to license to Affiliates of the Managing Member the right to operate an OTW Facility with or without Video Draw Poker Operations ancillary thereto at or in connection with any existing gaming facilities operated by Affiliates of the Managing Member or any new gaming facilities operated by any Affiliates of the Managing Member, or (ii) otherwise cause the Company to cause HBCIC to enter into any contractual arrangements with any Affiliates of the Managing Member to develop, own or operate any OTW Facility with or without Video Draw Poker Operations ancillary thereto.

22.3 Terms of Licensing.

The Company may cause HBCIC to enter into any arrangement authorized by Section 22.2(b) on terms and conditions satisfactory to the Managing Member in its sole discretion so long as (i) the licensee or contracting party shall bear all cost associated with acquiring, developing, designing, constructing, equipping and opening the OTW Facility; (ii) the Company shall receive one hundred percent (100%) of the net profits from pari-mutuel wagering at any such licensed OTW Facility; and (iii) the Company shall receive a licensing fee equal to forty percent (40%) of net profits from any Video Draw Poker Operations at any such OTW Facility.

22.4 Covenant Not to Compete.

(a) During the Term neither Downs nor its Affiliates nor the Downs Members shall, directly or indirectly, develop or participate in the development of, finance or participate in the financing of, own any interest in, or operate or participate in the operation of any OTW Facility or casino or other gaming facility within a one hundred fifty (150) mile radius of the Race Track; provided that nothing herein shall restrict Downs, its Affiliates or shareholders in connection with any Video Draw Poker Operations not located at an OTW Facility or any OTW Facility licensed by the Company in the sole discretion of the Managing Member.

(b) During the period beginning at the earlier of (i) the end of the Term and (ii) at such point as Downs ceases to be a Member and ending two (2) years later, Downs shall not, directly or indirectly, develop or participate in the development of, finance or participate in the financing of, own any interest in, or operate or participate in the operation of any OTW Facility or casino or other gaming facility within a one hundred fifty (150) mile radius of the Race Track; provided that nothing herein shall restrict Downs, its Affiliates or shareholders in connection with any Video Draw Poker Operations not located at an OTW Facility or any OTW Facility licensed by the Company in the sole discretion of the Managing Member.

ARTICLE XXIII.

CONTRIBUTION OF SHREVEPORT FACILITY

23.1 Shreveport Contribution.

The Shreveport Contribution Parties hereby take the following actions (collectively, the “Shreveport Contribution”) in the following order: (i) Shreveport Manager hereby contributes its one percent (1%) partnership interest in Red River Partnership to the Company, (ii) the Company hereby contributes such one percent (1%) partnership interest to HBCIC, and (iii) HSIC hereby contributes all of its partnership interest in Red River Partnership to the Company.

IN WITNESS WHEREOF, this Agreement was adopted by the Members of the Company on , December 20, 2002.

MEMBERS:

DOWNS ENTERTAINMENT GROUP-1, L.L.C., a Louisiana limited liability company		HARRAH’S SHREVEPORT/BOSSIER CITY HOLDING COMPANY, LLC, a Delaware limited liability company

By:		By:	HARRAH’S OPERATING COMPANY, INC., a Delaware corporation, its sole member
Name:	James W. Davis
Title:	Managing Member

DOWNS ENTERTAINMENT GROUP-2, L.L.C.,			By:
a Louisiana limited liability company			Name:
Title:

By:
Name:	E. R. Campbell, III
Title:	Member

HARRAH’S SHREVEPORT INVESTMENT COMPANY, LLC,
a Nevada limited liability company

By:	HARRAH’S OPERATING COMPANY, INC., a Delaware limited liability company, its sole member

By:
Name:
Title:

HARRAH’S SHREVEPORT MANAGEMENT COMPANY, LLC,
a Nevada limited liability company

By:	HARRAH’S OPERATING COMPANY, INC., a Delaware corporation, its sole member

By:
Name:
Title:

ACKNOWLEDGED AND AGREED TO WITH

RESPECT TO ARTICLE XX AND SECTIONS

6.1(a), 18.1,18.3,18.4,18.8, 18.9,18.10,

18.12 AND 22.4(a) ONLY INSOFAR AS SAID

ARTICLES AND SECTIONS ARE APPLICABLE TO

THE DOWNS MEMBERS:

James W. Davis

E.R. “Chip” Campbell, III

William C. Windham

John S. Turner, Jr.

Christopher G. Campbell

Mark A. Roberts

ACKNOWLEDGED AND AGREED TO

WITH RESPECT TO ARTICLE XXIII

AND SECTIONS 18.1, 18.3, 18.4, 18.8, 18.9,

18.10, 18.12 AND 18.13 ONLY INSOFAR AS

SAID ARTICLE AND SECTIONS ARE

APPLICABLE TO THE UNDERSIGNED:

HARRAH’S BOSSIER CITY INVESTMENT COMPANY, LLC,
a Delaware limited liability company

By:	HARRAH’S SHREVEPORT/BOSSEER CITY INVESTMENT COMPANY, LLC, a Delaware limited liability company, its sole member

	By:	HARRAH’S SHREVEPORT/BOSSIER CITY HOLDING COMPANY, LLC, a Delaware limited liability company, its managing member
		By:	HARRAH’S OPERATING COMPANY, INC., a Delaware corporation, its sole member

By:
Name:
Title:

RED RIVER ENTERTAINMENT OF SHREVEPORT PARTNERSHIP IN COMMENDAM, a Louisiana partnership

By:	HARRAH’S SHREVEPORT INVESTMENT COMPANY, LLC, a Nevada limited liability company, its general partner

	By:	HARRAH’S OPERATING COMPANY, INC., a Delaware corporation, its sole member

By:
Name:
Title:

EXHIBIT A

MEMBERS

Name and Address	Capital Contributions		Percentage Interest
Harrah’s Shreveport/Bossier City Holding Company, LLC c/o Harrah’s Entertainment, Inc. One Harrah’s Court Las Vegas, Nevada 89119	$8,000,000.00		9.8%

Downs Entertainment Group-1, L.L.C. 2124 Fairfield Avenue Shreveport, Louisiana 71104	$404,609.46		1.0%

Downs Entertainment Group-2, L.L.C. 416 Travis Street, Suite 715 Shreveport, Louisiana 71101	$1,618,437.82		4.0%

Harrah’s Shreveport Management Company, LLC c/o Harrah’s Entertainment, Inc. One Harrah’s Court Las Vegas, Nevada 89119	$3,000,000.00	[1]	0.9%

Harrah’s Shreveport Investment Company, LLC c/o Harrah’s Entertainment, Inc. One Harrah’s Court Las Vegas, Nevada 89119	$297,000,000.00	[2]	84.3%

This Exhibit A shall be amended pursuant to Section 2. l(c) of the Agreement to reflect adjustments in Percentage Interests pursuant to Section 4.1(d) of the Agreement.

[1]	This amount represents 1% of $300,000,000.00 (which is the agreed value of the Shreveport Contribution).

[2]	This amount represents 99% of $300,000,000.00 (which is the agreed value of the Shreveport Contribution).

A-1

EXHIBIT B

[Intentionally Omitted]

B-1

EXHIBIT C

Form Of Provision For Loan Documents

If [the lender to the [corporation]] (the “Holder”) is required to qualify or be found suitable under any applicable gaming law, regulation or rule and does not so qualify or otherwise does not meet the suitability standards pursuant to any applicable gaming law, regulation or rule, the Holder shall and hereby agrees to sell [describe debt] to a suitable holder or holders (the “Substitute Holder”) that assume(s) and accept(s) the rights and obligations of the Holder. If the Holder fails to sell [describe debt] to a Substitute Holder within thirty (30) days after being determined unsuitable or unqualified, or such lesser period of time as specified by any applicable gaming law, regulation or rule, the [corporation] may designate a Substitute Holder within an additional thirty (30) day period, or such lesser period of time as specified by any applicable gaming law, regulation or rule, or may at its election upon written notice to the Holder, subject to all restrictions of any applicable gaming law, regulation or rule, immediately redeem the Holder’s [describe debt] by payment of all principal, interest and other amounts due with respect to such [describe debt]. To the extent and for so long as required by any applicable gaming law, regulation or rule, the Holder agrees that upon the Holder being determined unsuitable or unqualified, the redemption of the Holder’s [describe debt] and all payments to and rights of such Holder shall be subject to all restrictions of any applicable gaming law, regulation or rule.

C-1

EXHIBIT D-1

HEI Form of Redemption Provisions to be Included in

Holding Entity Articles of Incorporation

or other Formative Documents

[Similar provision to be adopted for entities other than corporations]

Any equity securities of this [corporation] are held subject to the condition that the [corporation] has the absolute right to redeem such securities by action of the [Board of Directors], if, (A) [in the judgment of the [Board of Directors]], any holder of the securities is determined by any gaming regulatory agency to be unsuitable, or has an application for a license or permit rejected, or has a previously issued license or permit rescinded, suspended, revoked or not renewed, as the case may be, or that such action otherwise should be taken to the extent necessary to avoid any regulatory sanctions or, to prevent the loss of or secure the reinstatement of any gaming license, franchise or entitlement from any governmental agency held by the [corporation], any affiliate of the [corporation] or any entity in which such [corporation] or affiliate is an owner, which gaming license, franchise or entitlement is: (i) conditioned upon some or all of the holders of securities possessing prescribed qualifications, or (ii) needed to allow the conduct of any portion of the business of the [corporation] or any such affiliate or other entity; or (B) the holder of any equity security of this [corporation] fails to enforce the provisions of the last paragraph of this [Article      ] against its direct owners or any parties Controlled by, Controlling, or under common Control with such holder; provided that no holder of any equity security of this [corporation] whose equity securities are publicly traded pursuant to the Securities Exchange Act of 1934, as amended, and traded on the New York Stock Exchange, the American Stock Exchange, or NASDAQ be required to enforce the provisions of the last paragraph of this [Article      ]. For purposes of this [Article      ], “Control” shall mean the ability, whether by the direct or indirect ownership of shares or other equity interest, by contract or otherwise, to elect a majority of the directors of a corporation, to select the managing partner of a partnership or to control a majority of the members of the governing board of such partnership representing any single partner, or otherwise to select, or have the power to remove and select, a majority of those persons exercising governing authority over an entity, and, in the case of a limited partnership shall mean the sole general partner, all of the general partners to the extent each has equal management control and authority, or the managing general partner or managing general partners thereof.

The terms of such redemption shall permit the [corporation] to redeem the equity securities of a disqualified holder at a redemption price equal to the fair market value of such securities, excluding any dividends or other remuneration thereon from the date the [corporation] receives notice of a determination of unsuitability or disqualification from the government agency, or in such lesser amount as may be specified by any applicable gaming law, regulation or rule.

D-1-1

From and after the redemption date or such earlier date as mandated by any applicable gaming law, regulation or rule, any and all rights of whatever nature, which may be held by the owners of any equity securities of the [corporation] selected for redemption (including any rights to vote or participate in any distributions of the [corporation]), shall cease and terminate and they shall thereafter be entitled only to receive that amount payable upon redemption.

The holder of any equity security of this [corporation] shall require that the articles of incorporation, charters, partnership agreements or other formative documents of each person or entity owning a direct interest in such holder or who are Controlled by, Control, or under common Control with such holder (other than a holder who has been exempted from a suitability determination by any gaming regulatory agency) shall incorporate the provisions of this [Article      ] into their formative documents; provided that no holder of any equity security of this [corporation] whose equity securities are publicly traded pursuant to the Securities Exchange Act of 1934, as amended, and traded on the New York Stock Exchange, the American Stock Exchange, or NASDAQ shall be required to incorporate the provisions of this [Article      ] into their formative documents.

D-1-2

EXHIBIT D-2

Downs Form of Redemption Provisions to be Included in

Holding Entity Articles of Incorporation

or other Formative Documents

[Similar provision to be adopted for entities other than corporations]

Any equity securities of this [corporation] are held subject to the condition that the [corporation] has the absolute right to redeem such securities by action of the [Board of Directors], if, (A) [in the judgment of the [Board of Directors]], any holder of the securities is determined by any gaming regulatory agency to be unsuitable, or has an application for a license or permit rejected, or has a previously issued license or permit rescinded, suspended, revoked or not renewed, as the case may be, or that such action otherwise should be taken to the extent necessary to avoid any regulatory sanctions or, to prevent the loss of or secure the reinstatement of any gaming license, franchise or entitlement from any governmental agency held by the [corporation], any affiliate of the [corporation] or any entity in which such [corporation] or affiliate is an owner, which gaming license, franchise or entitlement is: (i) conditioned upon some or all of the holders of securities possessing prescribed qualifications, or (ii) needed to allow the conduct of any portion of the business of the [corporation] or any such affiliate or other entity; or (B) the holder of any equity security of this [corporation] fails to enforce the provisions of the last paragraph of this [Article     ] against its direct owners or any parties Controlled by, Controlling, or under common Control with such holder; provided that no holder of any equity security of this [corporation] whose equity securities are publicly traded pursuant to the Securities Exchange Act of 1934, as amended, and traded on the New York Stock Exchange, the American Stock Exchange, or NASDAQ be required to enforce the provisions of the last paragraph of this [Article      ]. For purposes of this [Article      ], “Control” shall mean the ability, whether by the direct or indirect ownership of shares or other equity interest, by contract or otherwise, to elect a majority of the directors of a corporation, to select the managing partner of a partnership or to control a majority of the members of the governing board of such partnership representing any single partner, or otherwise to select, or have the power to remove and select, a majority of those persons exercising governing authority over an entity, and, in the case of a limited partnership shall mean the sole general partner, all of the general partners to the extent each has equal management control and authority, or the managing general partner or managing general partners thereof.

The terms of such redemption shall permit the [corporation] to redeem the equity securities of a disqualified holder at a redemption price equal to ninety percent (90%) of the fair market value of such securities, excluding any dividends or other remuneration thereon from the date the [corporation] receives notice of a determination of unsuitability or disqualification from the government agency, or in such lesser amount as may be specified by any applicable gaming law, regulation or rule.

D-2-1

From and after the redemption date or such earlier date as mandated by any applicable gaming law, regulation or rule, any and all rights of whatever nature, which may be held by the owners of any equity securities of the [corporation] selected for redemption (including any rights to vote or participate in any distributions of the [corporation]), shall cease and terminate and they shall thereafter be entitled only to receive that amount payable upon redemption.

The holder of any equity security of this [corporation] shall require that the articles of incorporation, charters, partnership agreements or other formative documents of each person or entity owning a direct interest in such holder or who are Controlled by, Control, or under common Control with such holder (other than a holder who has been exempted from a suitability determination by any gaming regulatory agency) shall incorporate the provisions of this [Article      ] into their formative documents; provided that no holder of any equity security of this [corporation] whose equity securities are publicly traded pursuant to the Securities Exchange Act of 1934, as amended, and traded on the New York Stock Exchange, the American Stock Exchange, or NASDAQ shall be required to incorporate the provisions of this [Article      ] into their formative documents.

D-2-2

EXHIBIT E

Form of Security Legend Requiring Partnership Agreement

Transfer Restrictions and Redemption Requirements

The certificate shall bear a statement that the security is subject to the following restrictions:

This security is held subject to transfer restrictions and requirements of                     , LLC set forth in the Limited Liability Company Agreement of                     , LLC as more fully set forth in the legend attached to this certificate.

The legend to be attached to the certificate shall provide substantially as follows:

This security is held subject to the transfer restrictions described in Article V of that certain Limited Liability Company Agreement of LLC and any transfer in violation of such restrictions shall be void at its inception.

This security is held subject to the condition that the [corporation] has the absolute right to redeem this security by action of the [Board of Directors], if [in the judgment of the [Board of Directors] any holder of this security is determined by any gaming regulatory agency to be unsuitable, or has an application for license or permit rejected, or has a previously issued license or permit rescinded, suspended, revoked or not renewed, as the case may be, or that such action should be taken to the extent necessary to avoid any regulatory sanctions or, to prevent the loss of or secure the reinstatement of any gaming license, franchise or other entitlement from any governmental agency held by the [corporation], any affiliate of the [corporation] or any entity in which such affiliate or [corporation] is a an owner, which gaming license, franchise or other entitlement is (i) conditioned upon some or all of the holders of securities or interest in such entity possessing prescribed qualifications, or (ii) needed to allow the conduct of any portion of the business of the [corporation] or any such affiliate or entity. The terms of such redemption shall permit the [corporation] to redeem this security at a redemption price equal to the fair market value of this security, excluding any dividends or other remuneration thereon from the date the [corporation] receives notice of a determination of unsuitability or disqualification from the government agency, or in such lesser amount as may be specified by any applicable gaming law, regulation or rule. From and after the redemption date or such earlier date as mandated by any applicable gaming law, regulation or rule, any and all rights of whatever nature, which may be held by the owners of any equity securities of the [corporation] selected for redemption (including any rights to vote or participate in any distributions of the [corporation]), shall cease and terminate and they shall thereafter be entitled only to receive that amount payable upon redemption.

E-1

EXHIBIT F

LEGAL DESCRIPTION OF CROSS FREEWAY PARCEL

A tract of land located in Section 7, 17 and 18, Township 18 North, Range 12 West, Bossier Parish, Louisiana, and being more fully described as follows: From the Northeast corner of Section 18, Township 18 North, Range 12 West, run North 88 degrees 46 minutes 55 seconds West a distance of 749.16 feet to the westerly right-of-way of Interstate 220, said point being the point of beginning. Continue thence South 45 degrees 58 minutes 45 seconds East along the Westerly right-of-way of Interstate 220, a distance of 650.1 feet to the intersection with the Westerly right-of-way of Stockwell Road, continue thence along the Westerly right-of-way of Stockwell Road South 21 degrees 35 minutes 20 seconds East, a distance of 529.5 feet to the point of curve of a curve to the right, said curve having a radius of 626.69 feet and a central angle of 17 degrees 03 minutes 40 seconds, continue on said curve a distance of 186.61 feet, thence South 04 degrees 31 minutes 20 seconds East a distance of 757.8 feet, thence South 01 degrees 01 minutes 20 seconds East a distance of 788.54 feet, thence North 72 degrees 43 minutes 47 seconds West, 661.06 feet, thence South 23 degrees 16 minutes 13 seconds West, a distance of 430.0 feet, thence South 25 degrees 43 minutes 47 seconds East a distance of 695.0 feet, thence South 45 degrees 09 seconds West, a distance of 181.6 feet to the point of curve of a curve to the left, said curve having a central angel of 49 degrees 30 minutes, continue on said curve a distance of 361.3 feet, thence South 4 degrees 21 minutes East, a distance of 121.8 feet to the intersection with the Westerly right-of-way of Stockwell Road and the Northerly right-of-way of Highway 80, thence along the Northerly right-of-way of Highway 80 South 70 degrees 09 minutes West, a distance of 877.5 feet, thence North 19 degrees 51 minutes West, a distance of 80.0 feet, thence South 70 degrees 09 minutes West, a distance of 400.0 feet, thence South 49 degrees 59 minutes West, a distance of 217.9 feet, thence South 70 degrees 09 minutes West a distance of 50.0 feet, thence North 19 degrees 51 minutes West a distance of 520.3 feet, thence South 70 degrees 09 minutes West a distance of 478.4 feet, thence North 20 degrees 13 minutes 30 seconds West, a distance of 1794.3 feet, thence North 69 degrees 56 minutes 30 seconds East a distance of 461.2 feet, thence North 20 degrees 13 minutes 30 seconds West, a distance of 2489.8 feet to the Southerly right-of-way of the Louisiana & Arkansas Railroad, continue thence North 79 degrees 09 minutes East along the Southerly right-of-way of the Louisiana & Arkansas Railroad a distance of 2321.5 feet to the center of Flat River, continue thence along the center of Flat River South 52 degrees 31 minutes East a distance of 115.1 feet, thence South 67 degrees 31 minutes 15 seconds East a distance of 104.4 feet, thence South 65 degrees 33 minutes East a distance of 322.1 feet, thence South 54 degrees 07 minutes 45 seconds East a distance of 181.17 feet, thence South 88 degrees 46 minutes 55 seconds East a distance of 170.0 feet to the point of beginning containing 297.92 acres, more or less.

F-1

EXHIBIT G

LEGAL DESCRIPTION OF SHREVEPORT LAND

G-1

EXHIBIT H

LEGAL DESCRIPTION OF RACE TRACK FACILITY

TRACT 1:

A tract of land containing 302.075 acres more or less, located in Section 17, Township 18 North, Range 12 West, Bossier Parish, Louisiana being more particularly described as follows: From the common corner of Section 16,17, 20 and 21 run North 0 degrees 30 minutes 45 seconds East along the line common to Section 16 and 17, a distance of 353.32 feet to the point of intersection with the North right-of-way line of Interstate 20 and being the point of beginning of the tract herein described; said point being in a curve to the left; thence traversing said North right-of-way line of Interstate 20 and Interstate 220, run Southwesterly along said curve to the left a distance of 314.50 feet; run thence South 85 degrees 15 minutes 03 seconds West a distance of 1,050.43 feet; run thence south 79 degrees 42 minutes 56 seconds West a distance of 768.32 feet; run thence North 74 degrees 04 minutes 50 seconds West, a distance of 940.76 feet; run thence North 57 degrees 02 minutes 52 seconds West a distance of 469.84 feet; run thence North 42 degrees 10 minutes 16 seconds West a distance of 438.63 feet; run thence North 17 degrees 58 minutes 00 seconds West a distance of 1,430.52 feet to the point of intersection with the South right-of-way line of U.S. Highway No. 80; run thence North 47 degrees 16 minutes 27 seconds East, along said South right-of-way line of U.S. highway 80, a distance of 1,098.28 feet; run thence North 52 degrees 59 minutes 27 seconds East a distance of 502.49 feet; run thence North 47 degrees 16 minutes 26 seconds East, a distance of 200 feet; run thence North 41 degrees 33 minutes 26 seconds East, a distance of 502.49 feet; run thence North 47 degrees 16 minutes 27 seconds East, a distance of 188.77 feet; run thence South 89 degrees 44 minutes 13 seconds East, a distance of 2,358.28 feet to the point of intersection with the East line of Section 17; run thence South 0 degrees 30 minutes 45 seconds West, along said East line of Section 17 a distance of 3,632.31 feet to the point of beginning.

LESS AND EXCEPT:

A tract of land located in Section 17, Township 18 North, Range 12 West, Bossier Parish, Louisiana, from the corner of common to Section 16, 17, 20 and 21, run North 00 degrees 31 minutes 49 seconds East, along the line common to Sections 16, 17, 2927.98 feet to the point of beginning of the tract herein to be described; thence North 27 degrees 15 minutes 19 seconds West 165.78 feet to a point; thence North 34 degrees 13 minutes 09 seconds West, 140.00 feet to a point; thence North 42 degrees 43 minutes 09 seconds West, 310.00 feet to a point; thence North 50 degrees 43 minutes 09 seconds West, 320.00 feet to a point; thence North 20 degrees 43 minutes 09 seconds West, 170.00 feet to a point; thence North 43 degrees 39 minutes 18 seconds West, 300.35 feet to a point; thence South 89 degrees 41 minutes 17 seconds East, 890.00 feet to intersect the East line of said Section 17; thence South 00 degrees 31 minutes 49 seconds West, along said East line of Section 17,1065.00 feet to the point of beginning and containing 10.3583 acres of land, more or less, but subject to all legal highways and easements of record.

TRACT II:

A tract of land located in Section 4, Township 16 North, Range 12 West, Bossier Parish, Louisiana, being further described as follows: Beginning at the intersection of the South line of said Section 4 with the Easterly right-of-way of the Kansas City Southern Railroad; run thence along said railroad right-of-way North 47 degrees 19 minutes 20 seconds West a distance of 412.20 feet; run thence North 41 degrees 30 minutes 54 seconds East a distance of 501.11 feet; run thence North 42 degrees 42 minutes 00 seconds West a distance of 466.11 feet to a point on the centerline of the Caplis Sligo Road; run thence along said centerline on a curve to the right a distance of 224.26 feet (said curve having a radius of 1,676.50 feet); run thence North 32 degrees 29 minutes 10 seconds East a distance of 349.04 feet; run thence along a curve to the right a distance of 218.95 feet (said curve having a radius of 914.19 feet); run thence North 46 degrees 12 minutes 30 seconds East a distance of 416.48 feet; run thence along a curve to the right a distance of 414.30 feet (said curve having a radius of 627.33 feet); run thence North 84 degrees 02 minutes 50 seconds East a distance of 178.29 feet; thence run along a curve to the left a distance of 338.02 feet (said curve having a radius of 905.23 feet); run thence North 62 degrees 39 minutes 10 seconds East a distance of 160.24 feet to a point on the centerline of a drainage ditch; run thence along said centerline the following courses: South 27 degrees 20 minutes 50 seconds East a distance of 29.65 feet; South 71 degrees 27 minutes 30 seconds East a distance of 312.94 feet; South 58 degrees 06 minutes 16 seconds East a distance of 437.86 feet; South 45 degrees 57 minutes 20 seconds East a distance of 303.31 feet; South 0 degrees 40 minutes 02 seconds East a distance of 554.66 feet; South 79 degrees 02 minutes 50 seconds East a distance of 102.0 feet to a point on the centerline of Red Chute Bayou; run thence along said centerline the following courses: South 10 degrees 16 minutes 19 seconds West a distance of 237.36 feet; South 6 degrees 57 minutes 33 seconds West a distance of 397.59 feet; South 5 degrees 09 minutes 01 seconds West a distance of 537.10 feet to the intersection with the South line of said Section 4; run thence along Section line North 89 degrees 59 minutes 31 seconds West a distance of 2,325.73 feet to point of beginning, together with all buildings and improvements thereon, containing 115.6 acres, more or less. AND that servitude of passage and right-of-way thirty (30’) feet in width along the hard surface road lying North of and adjacent to the South line of the property lying immediately to the West of the above described property and running from the Caplis-Sligo Road East for a distance of 320 feet to the above described property.

TRACT III:

A tract of land lying West of the West top bank of Red Chute Bayou and East of the West line of Section 16, Township 18 North, Range 12 West, Bossier Parish, Louisiana. Said tract more fully described as follows: From the Southwest corner of Section 16, Township 18 North, Range 12 West, Bossier Parish, Louisiana, run North 0 degrees 32 minutes 10 seconds East along the West line of said Section 16, a distance of 2,072.75 feet to the point of beginning. Thence run South 89 degrees 43 minutes East a distance of 166.0 feet to a point on the West Top Bank of Red Chute Bayou, thence run Southwesterly along the West Top Bank of Red Chute Bayou to the point of intersection of the West Top Bank of Red Chute Bayou with the West line of Section 16, thence run North 0 degrees 32 minutes 10 seconds East along the West line of Section 16, to the point of beginning. Said tract containing approximately 1.5 acres, more or less.

TRACT IV:

A tract of land located in Section 7, 17 and 18, Township 18 North, Range 12 West, Bossier Parish, Louisiana, and being more fully described as follows: From the Northeast corner of Section 18, Township 18 North, Range 12 West, run North 88 degrees 46 minutes 55 seconds West a distance of 749.16 feet to the westerly right-of-way of Interstate 220, said point being the point of beginning. Continue thence South 45 degrees 58 minutes 45 seconds East along the Westerly right-of-way of Interstate 220, a distance of 650.1 feet to the intersection with the Westerly right-of-way of Stockwell Road, continue thence along the Westerly right-of-way of Stockwell Road South 21 degrees 35 minutes 20 seconds East, a distance of 529.5 feet to the point of curve of a curve to the right, said curve having a radius of 626.69 feet and a central angle of 17 degrees 03 minutes 40 seconds, continue on said curve a distance of 186.61 feet, thence South 04 degrees 31 minutes 20 seconds East a distance of 757.8 feet, thence South 01 degrees 01 minutes 20 seconds East a distance of 788.54 feet, thence North 72 degrees 43 minutes 47 seconds West, 661.06 feet, thence South 23 degrees 16 minutes 13 seconds West, a distance of 430.0 feet, thence South 25 degrees 43 minutes 47 seconds East a distance of 695.0 feet, thence South 45 degrees 09 seconds West, a distance of 181.6 feet to the point of curve of a curve to the left, said curve having a central angel of 49 degrees 30 minutes, continue on said curve a distance of 361.3 feet, thence South 4 degrees 21 minutes East, a distance of 121.8 feet to the intersection with the Westerly right-of-way of Stockwell Road and the Northerly right-of-way of Highway 80, thence along the Northerly right-of-way of Highway 80 South 70 degrees 09 minutes West, a distance of 877.5 feet, thence North 19 degrees 51 minutes West, a distance of 80.0 feet, thence South 70 degrees 09 minutes West, a distance of 400.0 feet, thence South 49 degrees 59 minutes West, a distance of 217.9 feet, thence South 70 degrees 09 minutes West a distance of 50.0 feet, thence North 19 degrees 51 minutes West a distance of 520.3 feet, thence South 70 degrees 09 minutes West a distance of 478.4 feet, thence North 20 degrees 13 minutes 30 seconds West, a distance of 1794.3 feet, thence North 69 degrees 56 minutes 30 seconds East a distance of 461.2 feet, thence North 20 degrees 13 minutes 30 seconds West, a distance of 2489.8 feet to the Southerly right-of-way of the Louisiana & Arkansas Railroad, continue thence North 79 degrees 09 minutes East along the Southerly right-of-way of the Louisiana & Arkansas Railroad a distance of 2321.5 feet to the center of Flat River, continue thence along the center of Flat River South 52 degrees 31 minutes East a distance of 115.1 feet, thence South 67 degrees 31 minutes 15 seconds East a distance of 104.4 feet, thence South 65 degrees 33 minutes East a distance of 322.1 feet, thence South 54 degrees 07 minutes 45 seconds East a distance of 181.17 feet, thence South 88 degrees 46 minutes 55 seconds East a distance of 170.0 feet to the point of beginning containing 297.92 acres, more or less.

EXHIBIT 1-1

GAMING TAXES, FEES AND OTHER IMPOSITIONS AS OF THE DATE OF THIS

AGREEMENT

1.	La. R.S. 27:391(B)—4% levied by the local governing authorities of Bossier Parish, Louisiana.

2.	La. R.S. 27:393—18.5% levied by the State of Louisiana.

3.	La. R.S. 27:361(B)(4)(a)—15% to supplement purses for thoroughbred and quarter horse races.

4.	La. R.S. 27:361(B)(4)(b)—2% to the Executive Committee of the Louisiana Thoroughbred Breeders’ Association.

5.	La. R.S. 27:361(B)(4)(c)—l% to the Executive Committee of the Louisiana Quarter Horse Breeders’ Association.

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EXHIBIT 1-2

FEES AND PURSES PAID TO HORSEMEN AND ADMISSION FEES AND

OTHER IMPOSITIONS AS OF THE DATE OF THIS AGREEMENT

1.	La. R.S. 4:161(A) - License fee based on total daily pools graduated from 3% of amount exceeding $60,000 up to $12,230 plus 5% of amount exceeding $401,000 said fee deposited daily in designated state depository.

2.	La. R.S. 4:162 - Attendance fee of 25 cents per person attending races payable at conclusion of each calendar week and deposited in state general fund.

3.	La. R.S. 4:163.1(D) - 1.74% license fee on total daily betting pools levied by local governing authority of Bossier Parish.

4.	La. R.S. 4:166 - “Commissions” based on total daily pools graduated from 17% on daily pools up to $60,000 up to $55,940 plus 12% of amount exceeding $401,000 said commissions delivered to the track licensee and not less than 50% distributed as purses at the race meeting next following delivery.

5.	La. R.S. 4:166.1 - 1% deduction from total daily pools of all “exotic wagering pools” paid into the State treasury and credited to Bond Security and Redemption Fund.

6.	La. R.S. 4:166.2 - 2% deduction from total daily pools of all “exotic wagering pools” said amounts delivered to track licensee and not less than 50% distributed as purses at the race meeting next following delivery.

7.	La. R.S. 4:166.3 - Commissions that apply only when two or more conflicting race meetings occur within the state graduated from 17% on total daily pools up to $100,000 up to $57,140 dollars plus 12% on amounts exceeding $401,000 said commissions delivered to the track licensee and not less than 50% distributed as purses at the race meeting next following delivery.

8.	La. R.S. 4:166.5 - .5% deduction from all total daily pools of all “exotic wagering pools”.

9.	La. R.S. 4:166.6 - 4.5% deduction from total daily pools of all “exotic wagering pools”; 4% delivered to track licensee and not less than 50% distributed as purses at the race meeting next following delivery; and .5% paid to the State.

10.	La. R.S. 4:167 - 50% of amount of monies left after paying bettors (“breakage”) deposited in special account to supplement purses for races written only for Louisiana accredited thoroughbreds.

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